UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
HealthSouth Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 2, 2012

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2012 annual meeting of stockholders of HealthSouth Corporation, to be held on Thursday, May 3, 2012, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway, Birmingham, Alabama.

We will review our 2011 performance and discuss our outlook for 2012 and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.

Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our Company.

Sincerely,

Jon F. Hanson Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders

and

Internet Availability of Proxy Materials

TIME	11:00 a.m., central time, on Thursday, May 3, 2012

PLACE

HEALTHSOUTH CORPORATION

Corporate Headquarters

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

Directions to the annual meeting are available by calling

investor relations at (205) 968-6400

ITEMS OF BUSINESS

(1)    To elect nine directors to the board of directors to serve until our 2013 Annual Meeting of Stockholders.

•  The board of directors recommends a vote FOR each nominee.

(2)    To ratify the appointment by HealthSouth’s audit committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.

•  The board of directors recommends a vote FOR ratification.

(3)    To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2012 Annual Meeting.

•  The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.

(4)    To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of HealthSouth common or preferred stock on March 7, 2012.

PROXY VOTING

Your vote is important. Please vote in one of these ways:

(1)    Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;

(2)    By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;

(3)    In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or

(4)    Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on May 3, 2012

HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2011 Annual Report (including the 2011 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	John P. Whittington
April 2, 2012	Corporate Secretary

HEALTHSOUTH CORPORATION

PROXY STATEMENT

i

APPENDIX A - NOTE REGARDING PRESENTATION OF NON-GAAP FINANCIAL MEASURES

ii

HEALTHSOUTH CORPORATION

PROXY STATEMENT

INTRODUCTION

The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 3, 2012, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.

COMMONLY ASKED QUESTIONS

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2012 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

•	to elect nine directors to the board of directors to serve until our 2013 annual meeting of stockholders;

•	to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2012 annual meeting; and

•	to transact such other business as may properly come before the 2012 annual meeting of stockholders and any adjournment or postponement.

These proxy solicitation materials are being sent to our stockholders on or about April 2, 2012.

What do I need to attend the meeting?

Attendance at the 2012 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:00 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

Who is entitled to vote at the meeting?

The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock or preferred stock as of the close of business on March 7, 2012, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 95,600,498 shares of our common stock issued and outstanding and 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock and our preferred stock are our only classes of outstanding voting securities. Each share of common stock and preferred stock is entitled to one vote on each matter properly brought before the annual meeting. Our common stock and preferred stock vote together as a class.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 2, 2012. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

•

BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have your proxy card in hand when accessing the web site.

•

BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

•

BY MAIL – You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

Can I access the proxy statement and annual report on the internet?

Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”) are available at http://www.proxyvote.com. If you are a stockholder of record and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.

A copy of our 2011 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2011 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Rules adopted by the Securities and Exchange Commission permit the Company to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the internet.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted,

•	submitting a duly executed proxy bearing a later date,

•	voting by telephone or internet on a later date, or

•	attending the annual meeting and voting in person.

In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address in the first bullet above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means.

If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?

In accordance with notices previously sent to stockholders, we are delivering one annual report that includes a proxy statement in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling (205) 967-7116.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Is there a list of stockholders entitled to vote at the meeting?

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours, for ten days prior to the meeting, at the meeting place.

What constitutes a quorum to transact business at the meeting?

Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 95,600,498 shares of our common stock and 400,000 shares of our preferred stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

What is the recommendation of the board of directors?

Our board of directors unanimously recommends a vote:

•	“FOR” the election of each of our nine nominees to the board of directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm; and

•	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

The vote requirements for the proposals are as follows:

•

Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

•

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal.

Please note that “say-on-pay,” Proposal Three, is only advisory in nature and has no binding effect on the Company or our board of directors. Our board of directors will consider Proposal Three approved if the votes cast in favor of that proposal exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against the proposal.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “non-discretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against any stockholder proposal, but broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of common stock and preferred stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.

Who should I contact if I have questions?

If you have any questions, need additional copies of the proxy materials, or need assistance in voting your shares, please call the firm assisting us with the tabulation of proxies:

Broadridge Financial Solutions, Inc.

Telephone: 1-866-450-8471

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE

Proposal 1 – Election of Directors

Director Nominees

Our board of directors currently consists of ten members. As previously announced, on February 23, 2012, current board member, Edward Blechschmidt, informed the board that he did not wish to be nominated for re-election as a director at our annual meeting of the stockholders to be held on May 3, 2012. Mr. Blechschmidt also informed us that he had no disagreement with HealthSouth. Based on the recommendation of the Nominating/Corporate Governance Committee, the board proposes that each of the nine nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2013 annual meeting of stockholders. Given the timing of Mr. Blechschmidt’s decision, the board has not yet had an opportunity to evaluate fully any potential replacement candidates for the seat that will be vacant after the upcoming annual meeting. Therefore, the board has only nominated nine persons for election as directors and accordingly, proxies granted for this annual meeting cannot be voted for more than nine persons. The Nominating/Corporate Governance Committee and the board of directors intend to identify, evaluate and appoint a qualified candidate who will fill the vacant seat and stand for election at the next annual meeting.

Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board of directors, including a brief description of why he or she was nominated.

Name	Age	Current Roles	Date Became Director
John W. Chidsey *	49	Director; Member of Audit Committee (Chairman)	10/2/2007
Donald L. Correll *	61	Director; Member of Audit Committee and of Finance Committee (Chairman)	6/29/2005
Yvonne M. Curl *	57	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee (Chairman)	11/18/2004
Charles M. Elson *	52	Director; Member of Finance Committee and Nominating/Corporate Governance Committee	9/9/2004
Jay Grinney	61	Director; President and Chief Executive Officer	5/10/2004
Jon F. Hanson *	75	Director; Chairman of the Board of Directors; Member of Finance Committee and of Nominating/Corporate Governance Committee	9/17/2002
Leo I. Higdon, Jr. *	65	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee	8/17/2004
John E. Maupin, Jr. *	65	Director; Member of Nominating/Corporate Governance Committee (Chairman) and of Compliance/Quality of Care Committee	8/17/2004
L. Edward Shaw, Jr. *	67	Director; Member of Compensation Committee (Chairman)	6/29/2005

*Denotes independent director.

There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such.

John W. Chidsey

From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Prior to the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves as a director of Optical Crime Prevention, Inc. (privately held). He also serves on the Board of Trustees for Davidson College in Davidson, North Carolina.

Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Donald L. Correll

Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. Prior to 1991, Mr. Correll spent nearly 15 years with United Water, including serving as its chief financial officer. Mr. Correll served as a director of Interchange Financial Services Corporation from 1994 to 2007. He currently serves as a director and audit committee member of New Jersey Resources Corporation. He also serves on the boards of the U.S. Chamber of Commerce and the Northeast Power Coordinating Council, Inc.

Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Yvonne M. Curl

Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., a global provider of next-generation business collaboration and communications solutions, which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company. In the past five years, she has also served as director of Charming Shoppes, Inc., a specialty apparel retailer, and Welch Allyn, Inc. (private).

Ms. Curl has proven senior executive experience with broad operational experience in sales, marketing, and general management through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.

Charles M. Elson

Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, and Risk Governance. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity, and he presently serves on that organization’s Advisory Council. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and was a member of the American Bar Association’s Committee on Corporate Laws. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present. In the past five years, he has also served as a director of Alderwoods Group, Inc. and AutoZone, Inc.

Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Jay Grinney

Mr. Grinney was named our president and chief executive officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine year career at the Methodist Hospital System in Houston, Texas. He currently serves as a director of Energen Corporation, a diversified energy holding company engaged in the development, acquisition, exploration and production of oil, natural gas and natural gas liquids and in the purchase, distribution and sale of natural gas.

Mr. Grinney, as president and chief executive officer of the Company, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into the detailed operations of HealthSouth. He also has the benefit of more than 25 years of experience in the operation and management of large, sophisticated, multi-site, publicly traded healthcare companies.

Jon F. Hanson

Mr. Hanson is the chairman and founder of The Hampshire Companies and has over 50 years of experience in the real estate industry. Mr. Hanson was named non-executive Chairman of the Board of HealthSouth, effective October 1, 2005. From 1994 through 2005, Mr. Hanson served as chairman of the National Football Foundation and College Hall of Fame, Inc. He now serves as chairman emeritus. Mr. Hanson served for 20 years as a director, including two years as the lead director, of Prudential Financial, Inc. He also served for 21 years as a director, and now serves as an honorary director, of the Hackensack University Medical Center. Mr. Hanson currently serves as chairman of the board of Pascack Community Bank and as a director of Yankee Global Enterprises.

Mr. Hanson has extensive experience in corporate strategy and senior leadership of large organizations, including healthcare and financial organizations as described above.

Leo I. Higdon, Jr.

Mr. Higdon has served as president of Connecticut College since July 1, 2006. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as the lead independent director of Eaton Vance Corp.

As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.

John E. Maupin, Jr.

Dr. Maupin is president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he has held since July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, Inc., VALIC Companies I & II, a group retirement investment fund complex, and Regions Financial Corp. In the past five years, he has also served as a director of Pinnacle Financial Partners, Inc., a financial services provider with operations in Tennessee.

Dr. Maupin has extensive management and administrative experience with healthcare organizations as described above. He has diverse executive leadership experience in public health, ambulatory care, government relations, and academic medicine. He also has a distinguished record as a health policy expert and advisor, having served on numerous national advisory boards and panels. Additionally, he has demonstrated his leadership and character through involvement, including board roles, in community, healthcare, and scientific advisory organizations as well as through his service as an officer in the U.S. Army Reserve for more than 28 years.

L. Edward Shaw, Jr.

From March 2006 to July 2010, Mr. Shaw served as a senior managing director of Richard C. Breeden & Co., or affiliated companies engaged in investment management, strategic consulting, and governance matters. He has served as General Counsel of both Aetna, Inc. (1999 to 2003) and The Chase Manhattan Bank (1983 to 1996), where, in addition to his legal role, his responsibilities included a wide range of strategic planning, risk management, compliance and public policy issues. In 2004, Mr. Shaw was appointed Independent Counsel to the Board of Directors of the New York Stock Exchange dealing with regulatory matters. Mr. Shaw also currently serves as a director of Mine Safety Appliances Co. and as chairman emeritus of Covenant House, the nation’s largest privately funded provider of crisis care to children. In the past five years, he has served as a director of H & R Block, Inc.

Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters. He also has significant experience in the healthcare industry as a result of his position with Aetna.

Board Recommendation

The board of directors unanimously recommends that you vote “FOR” the election of all nine director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP

In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for 2012, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for next year if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.

Pre-Approval of Principal Accountant Services

The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The policy also provides for pre-approval of fees not greater than $50,000 in the aggregate in a given year for de minimis services. The Audit Committee must approve, in advance, any services or fees exceeding pre-approved levels. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

Principal Accountant Fees and Services

With respect to the audits for the years ended December 31, 2011 and 2010, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2011 and 2010, all audit-related fees and all other fees were approved in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2010, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2011	2010
	(In Millions)
Audit fees (1)	$3.1	$3.9
Audit-related fees (2)	0.4	0.1

Total audit and audit-related fees	3.5	4.0
Tax fees	–	–
All other fees (3)	–	0.4

Total fees	$3.5	$4.4

(1)	Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2011 and 2010; fees for professional services rendered for the review of financial statements included in our 2011 and 2010 Form 10-Qs; and fees that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)	Audit-Related Fees – The amount for 2011 represents aggregate fees paid or accrued for professional services rendered in connection with the carveout financial statement audit of our long-term acute care hospitals for the year ended December 31, 2010 and our senior notes offering in March 2011. Approximately $0.3 million of the fees for the carveout audit were reimbursed to us by the purchaser of five of our long-term acute care hospitals. The amount for 2010 represents aggregate fees paid or accrued for professional services rendered in connection with our senior notes offering in October 2010.

(3)	All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, for the year ended December 31, 2010, these fees also include amounts paid or due to PricewaterhouseCoopers LLP for services as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement and services in connection with our assessment of the impact of proposed joint convergence accounting standards and international financial reporting standards on the Company.

Board Recommendation

The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for 2012.

Proposal 3 – Advisory Vote on Executive Compensation

We seek your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 28 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.

As described under the heading “Compensation Discussion and Analysis” on page 28, the Company provides annual and long-term compensation programs as well as the other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2011 annual meeting, 99.3% of stockholders voting on the say-on-pay proposal approved our executive compensation on an advisory basis.

You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 28 for additional details about the Company’s executive compensation programs.

The board of directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The board of directors and its compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of our board of directors will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Bylaws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.

Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board of directors for approval.

Code of Ethics

We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; to promote compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	promote the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	promote accountability for adherence to the code.

We administratively updated our Standards of Business Conduct and posted the revised version on our website in December 2011. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website promptly following the date of such amendment or waiver.

Corporate Website

We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Company

•	Bylaws of the Company

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Board Policy on Majority Voting for Directors

A director nominee will be elected if the votes “for” that person exceed 50% of the votes cast, including “withhold authority” votes but excluding “abstention” votes and broker non-votes, in the election with respect to that person. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the board of directors whether to accept or reject the offer of resignation.

Role of the Board in Oversight of the Company’s Risks

We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the enterprise risk management program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. The full board of directors also monitors the Company’s strategic risks by way of regular reports. Individual committees monitor, by way of regular reports, the risks that relate to the responsibilities of that committee.

The Compensation Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2011, our human resources department in consultation with management’s compensation consultant, Towers Watson & Co., prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, plans, and processes at all levels of the company. The assessment included a review of pay mix (fixed v. variable and short v. long-term), performance metrics, target setting, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

Communications to Directors

Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-management director may do so by writing to the address listed below:

HEALTHSOUTH CORPORATION

BOARD OF DIRECTORS

3660 GRANDVIEW PARKWAY, SUITE 200

BIRMINGHAM, ALABAMA 35243

ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the general counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations

Board Structure and Meetings

Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for a non-executive chairman of the board to set the agenda for, and preside over, board meetings, coordinate the work of the committees of our board of directors and perform other duties delegated to the chairman by our board of directors. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board of directors adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.

The board of directors met six times during 2011. Each incumbent member of the board of directors attended 75% or more of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting the same day as the annual meeting of stockholders. Thus, the annual meeting of stockholders and the board of directors meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of stockholders. All members of our board of directors attended the annual meeting in 2011.

Criteria for Board Members

In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and the board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, and character. The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•

Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•

Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•

Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.

Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe that diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers, but does not choose solely based on, the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer.

Our Corporate Governance Guidelines provide for the retirement of directors from our board after reaching age 75. Our chairman of the board, Mr. Hanson, turned 75 in December 2011. In recognition of Mr. Hanson’s significant experience and the contributions he has made and continues to make to the leadership of the Company, the board has asked, and Mr. Hanson has agreed, that he stand for re-election this year and serve until the 2013 annual meeting if re-elected.

Director Nomination Process

The Nominating/Corporate Governance Committee of the board of directors developed a policy regarding director nominations. The policy describes the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected.

Internal Process for Identifying Candidates

The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2012 annual meeting. Stockholder nominations for our 2013 annual meeting of stockholders must be received at our principal executive offices on or after January 5, 2013 and not later than February 4, 2013.

Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws. This information must include, among other things, the following:

(1)   the name, age, business address and residence address of each nominee;

(2)   the principal occupation or employment of each nominee;

(3)   the class or series and number of shares of our capital stock owned beneficially or of record by each nominee or his or her affiliates or associates and information regarding derivative and other forms of direct and indirect ownership in our securities;

(4)   a statement that each nominee, if elected, intends to tender, promptly following election or re-election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting in accordance with the Corporate Governance Guidelines;

(5)   any other information relating to each nominee and the stockholder giving the notice that would be required to be disclosed in a proxy statement;

(6)   the name and record address of the stockholder giving the notice;

(7)   the class or series and number of shares of our capital stock owned beneficially or of record by the stockholder giving the notice;

(8)   a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made; and

(9)   a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to certain conditions including the board of director’s determination that reimbursement is consistent with its fiduciary duties. Following the annual meeting, we will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board of directors if certain conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his election to the total votes cast. In all cases, reimbursement will only be made if the nominating stockholders are liable for such expenses regardless of the outcome of the election of directors or receipt of reimbursement from us and no party to which such amounts are payable is an affiliate or associate of any of the nominating stockholders. In no event may the amount paid to a nominating stockholder exceed the amount of corresponding expenses incurred by us in soliciting proxies in connection with the election of directors. Further, we will not reimburse expenses in the event that our board of directors determines that any such reimbursement is not in our best interests, would result in a breach of our board’s fiduciary duties, would render us insolvent or cause us to breach a material obligation. For additional detail, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Evaluation of Candidates

The Nominating/Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals that will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Director Independence

Review of Director Independence

On February 23, 2012, the board of directors undertook its review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. The board of directors assessed whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, or our independent registered public accounting firm. The board of directors also examined whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates. In connection with this determination, on an annual basis, each director and executive officer is required to complete a questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The board of directors considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been officers. The board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers. There were no such transactions or contributions in 2011.

Determination of Director Independence

Based on its review, the board of directors affirmatively determined that each of Edward A. Blechschmidt, John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Jon F. Hanson, Leo I. Higdon, Jr., John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, was not deemed to be independent. Each of our directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. As a result of that determination:

•

each member of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•

each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and that each of Mr. Chidsey and Mr. Correll qualify as an “audit committee financial expert” within the meaning of SEC regulations; and

•	each member of the Compliance/Quality of Care Committee and the Finance Committee was an independent director under our Corporate Governance Guidelines.

In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the board of directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with directors or officers of the Company acting solely in their capacities as such. None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Standards of Director Independence

Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	the director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•

neither the director nor an immediate family member of the director has received more than $120,000 in a twelve-month period during the last three years in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•

neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

the director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors

Committee Memberships and Meetings

Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. The following table shows the number of meetings and the membership of each board committee as of December 31, 2011.

	Audit Committee	Compensation Committee	Compliance/ Quality of Care Committee	Finance Committee	Nominating/ Corporate Governance Committee
Number of Meetings in 2011:	8	6	4	8	4
Edward A. Blechschmidt(1)	X
John W. Chidsey	Chair
Donald L. Correll	X			Chair
Yvonne M. Curl		X	Chair
Charles M. Elson				X	X
Jon F. Hanson				X	X
Leo I. Higdon, Jr.		X	X
John E. Maupin, Jr.			X		Chair
L. Edward Shaw, Jr.		Chair

(1)	Mr. Blechschmidt is not standing for re-election as a director at our annual meeting of the stockholders to be held on May 3, 2012.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, internal control, and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•

assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•

at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•

review and evaluate our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting prior to the filing of those financial statements with the SEC;

•	discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;

•	discuss processes with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•

appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Audit Committee concluded that, during 2011, it satisfied its duties and responsibilities under its charter.

Compensation Committee

The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and recommend to the independent members of the board of directors the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

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review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans; amend or recommend that the board of directors amend, such programs, policies, goals or objectives; and act as (or designate) an administrator for such plans as may be required;

•

review and recommend to the board of directors corporate goals and objectives relevant to the compensation of the chief executive officer and evaluate the performance of the chief executive officer in light of those goals and objectives;

•

review and approve corporate goals and objectives relevant to the compensation of the other executive officers and evaluate the performance of those executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the base compensation levels and incentive compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•

review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. As discussed in further detail under “Role of Compensation Consultant” on page 33, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc., to assist it in its review and evaluation of executive compensation practices.

Compliance/Quality of Care Committee

The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

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ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•

appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•

monitor the Company’s compliance with any corporate integrity agreement or similar undertaking, with the U.S. Department of Health and Human Services Office of Inspector General, or any other government agency;

•

review periodic reports from the compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and the quality of our medical and rehabilitative care.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding the Company’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.

In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Nominating/Corporate Governance Committee

The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

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assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

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make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

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recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

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develop and recommend to the board Corporate Governance Guidelines applicable to the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation of Directors

In 2011, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Edward A. Blechschmidt	102,918	100,008	–	–	202,926
John W. Chidsey	108,332	100,008	–	–	208,340
Donald L. Correll	105,000	100,008	–	–	205,008
Yvonne M. Curl	105,000	100,008	–	–	205,008
Charles M. Elson	98,334	100,008	–	–	198,342
Jon F. Hanson	195,000	100,008	–	–	295,008
Leo I. Higdon, Jr.	95,000	100,008	–	–	195,008
John E. Maupin, Jr.	101,666	100,008	–	–	201,674
L. Edward Shaw, Jr.	110,000	100,008	–	–	210,008

(1)

The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2011, regardless of when such fees are paid. Retainer fees for the first quarter of 2012 were paid in December of 2011. Messrs. Hanson and Chidsey elected to defer, 50% and 100%, respectively, of their fees earned in 2011 under the Directors’ Deferred Stock Investment Plan.

(2)

Each non-employee director received an award of restricted stock units with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $100,008 (4,148 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until six months following the date the director ends his or her service on the board. As of December 31, 2011, each director held the following aggregate restricted stock and RSU awards: Mr. Hanson – 36,897, Mr. Blechschmidt – 37,199, Mr. Chidsey – 30,828, Mr. Correll – 34,912, Ms. Curl – 35,211, Mr. Elson – 36,154, Mr. Higdon – 36,154, Dr. Maupin – 36,154, and Mr. Shaw – 34,912.

(3)

The aggregate number of option awards outstanding at year end was as follows: Mr. Hanson (10,000). Other than Mr. Grinney, whose option awards are disclosed under the table entitled “Outstanding Equity Awards at December 31, 2011,” no other directors had option awards outstanding at year end.

Our non-employee directors receive an annual cash retainer of $95,000. In addition to the cash retainer, the chairman of the board of directors and the chairperson of each committee receive additional compensation for his or her service as a chairperson. In 2011, the chairman of the board received an additional $100,000 per year to compensate for the enhanced responsibilities and time commitment associated with that position. The chairperson of the Compensation Committee received an additional $15,000 per year, and the chairpersons of the Compliance/Quality of Care Committee, the Finance Committee, and the Nominating/Corporate Governance Committee each received an additional $10,000 per year. At its February 2011 meeting, our board of directors voted to decrease the annual Audit Committee chairperson fee from $25,000 to $20,000 based on a competitive market analysis provided by F.W. Cook & Co., Inc.

Our non-employee directors may elect to defer all or part of their cash retainer fees under our Directors’ Deferred Stock Investment Plan. Elections are made prior to the beginning of the applicable year, and directors can only withdraw their participation effective at the beginning of the next year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Any dividends paid on our common stock are deemed to be invested in our common stock. Fees deferred under the plan are held in a “rabbi trust” by the plan trustee, and accordingly, the plan is treated as unfunded for federal tax purposes. Accounts in the plan are distributed in the form of our common stock upon termination from board service for any reason. In all cases, distributions generally will commence at least six months after the event triggering the distribution. As of December 31, 2011, the account balances for those participating under the plan were: Mr. Hanson’s 23,345 shares, Mr. Blechschmidt’s 2,454 shares, Mr. Chidsey’s 23,454 shares, and Mr. Shaw’s 13,263 shares.

In addition, under our 2008 Equity Incentive Plan, each non-employee member of the board of directors received a grant of restricted stock units valued at approximately $100,000, which units were granted at the time annual equity awards were granted to our executives and which units will be settled in shares of our common stock six months following the date such director ceases serving on our board of directors. In the future, we expect similar equity grants to be made annually. In the event dividends are paid on our common stock, the directors will receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock on the record date.

In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to at least $300,000. As of March 1, 2012, all of our non-employee directors have satisfied the guidelines.

Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

AUDIT COMMITTEE REPORT

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.

In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

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reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2011, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.

The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2011, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

Audit Committee
John W. Chidsey (Chairman)
Edward A. Blechschmidt
Donald L. Correll

COMPENSATION COMMITTEE MATTERS

Scope of Authority

The Compensation Committee acts on behalf of the board of directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy for senior management. The committee also acts as the oversight committee with respect to the Company’s equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two members of the Committee, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the Committee as a whole.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee
L. Edward Shaw, Jr. (Chairman)
Yvonne M. Curl
Leo I. Higdon, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we present the key components of our executive compensation program. This section of the proxy examines why we reward our executives in the manner we do and how these philosophies guided the individual reward decisions for our named executive officers, or “NEOs,” during 2011 as directed by our board of directors and its Compensation Committee, which we refer to as the “Committee” for purposes of simplicity in this section only. For the fiscal year ended December 31, 2011, our named executive officers included:

•	Jay Grinney, President and Chief Executive Officer

•	Douglas E. Coltharp, Executive Vice President and Chief Financial Officer

•	Mark J. Tarr, Executive Vice President and Chief Operating Officer

•	John P. Whittington, Executive Vice President, General Counsel and Corporate Secretary

•	Dexanne B. Clohan, M.D., Chief Medical Officer

EXECUTIVE SUMMARY

Business Overview

We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 27 states and Puerto Rico, we serve patients through our network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. Our hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. For additional information regarding our business, please refer to Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012.

2011 Business Highlights

2011 was a great year for HealthSouth. It continued the trend we started in 2008 in terms of focusing on our three-pronged business plan of strengthening our balance sheet, growing our existing inpatient business, and adding new hospitals through development efforts. Achieving success in all of these areas in light of the current business and regulatory environment makes these achievements all the more outstanding.

With regard to the healthcare regulatory environment, we reiterate what we’ve been saying since 2008: healthcare companies have to be prepared for major disruptions to their businesses because we’re in a highly regulated industry. HealthSouth has been very focused on creating a strong balance sheet with an improved maturity profile and considerable liquidity and attempting to establish a flexible business model that can adjust to changing environmental conditions. Included in these uncertainties is the ultimate structure and impact of the federal healthcare reform laws adopted in March 2010. Given the complexity and the number of changes in these laws, as well as the implementation timetable for many of them, we cannot predict their ultimate impact. We will continue to evaluate and review these laws, and, based on our track record, we believe we can adapt to these regulatory changes. In addition, we cannot predict what alternative or additional deficit reduction initiatives or Medicare payment reductions, if any, will ultimately be enacted into law, or the effect any such initiatives or reductions will have on us. If enacted, such initiatives or reductions would likely be challenging for all providers, would likely have the effect of limiting Medicare beneficiaries’ access to healthcare services, and could have an adverse impact on our financial position, results of operations, and cash flows. However, we believe the steps we have taken to reduce our debt and corresponding interest expense obligations coupled with our efficient cost structure should allow us to adjust to or mitigate, at least partially, any potential initiative or payment reductions more easily than many other inpatient rehabilitation providers.

So while nobody knows for certain what the future will look like, we do know demand for healthcare isn’t going away. No matter what changes may occur, patients are going to require inpatient rehabilitative care, and we intend to be a major provider of that care for many years to come.

We trimmed our portfolio of some non-core assets. We sold five of our six long term acute care hospitals and closed the sixth. The proceeds of that sale, along with additional borrowings and cash on hand, went to retire our most expensive debt — our 10.75% senior notes. On a net basis, we paid down approximately $257 million of long- term debt in 2011.

We also implemented the next phase of what we refer to as TeamWorks, our internal moniker for the process of standardizing best practices within our company. The 2011 focus was on care management. Care management took the best practices from top performing hospitals and standardized the patient experience touching on everything from patient selection, admission, orientation, and care coordination to discharge planning. The results of this effort can be seen in the increase in our patient satisfaction scores, increase in our discharge to home percentages, and decrease in our discharges back to acute care percentages.

We also completed the pilot of our new clinical information system which we call ACE-IT (Advancing Clinical Excellence through Information Technology). We will begin implementing ACE-IT in 12 of our hospitals in 2012 and will increase that number to approximately 20 hospitals each year for the following four years. This new system is rehabilitation specific, and we think it will give our hospitals the opportunity not only to enhance the care within our hospitals but also to provide and share clinical information as needed with a patient’s treatment team and, as appropriate, across the continuum of care — specifically, referral hospitals.

Finally, we opened two new hospitals as a result of our commitment to continue to expand our services to more patients who require inpatient rehabilitative services.

Key highlights from 2011 include:

•	Total discharges grew 5.2%, including same-store discharge growth of 3.3%, over 2010.

•	We experienced 8.3% growth in net patient revenue from our hospitals.

•	We fully retired our 10.75% senior notes due 2016 while reducing total debt by approximately $257 million.

•

Our quality and outcome measures, as reported through the Uniform Data System for Medical Rehabilitation, remained well above the average for hospitals included in the UDS database, and they did so while we continued to increase our market share.

•	Our development efforts continued to yield positive results:

¡

We received final certificate of need approvals to build comprehensive inpatient rehabilitation hospitals in Marion and Martin Counties in Florida. Construction on the Marion site began in the fourth quarter of 2011.

¡	We began accepting patients at our newly built, 40-bed hospital in the Cypress area of northwest Houston, Texas.

¡	We began accepting patients at a newly acquired and remodeled, 40-bed hospital located on the Drake Center’s campus in Cincinnati, Ohio.

We develop incentive objectives that we believe will, over time, lead to enhanced stockholder value. Over the past several years, we achieved strong results from operations, and these results continued in 2011. Although our stock price has been negatively impacted by the deficit reduction initiatives being discussed in Washington, our operating performance, as highlighted above, has been strong and positions the Company for the future. Healthcare has always been a highly regulated industry, and the inpatient rehabilitation sector is no exception. Successful healthcare providers are those who can provide high-quality, cost-effective care and have the capabilities to adapt to changes in the regulatory environment. HealthSouth has the necessary attributes — scale, infrastructure, management, and balance sheet strength — to adapt and succeed in a highly regulated industry, and we have a proven track record of being able to do so.

While we have demonstrated consistently solid and improving operating results for years, our executive compensation has remained relatively steady.

We also note the events in Washington, specifically the Budget Control Act and the President’s deficit reduction plan that contained several proposals targeting payment cuts to inpatient rehabilitation hospitals, negatively impacted our total stockholder return in the fourth quarter of 2011 relative to the S&P Healthcare Services Select Industry Index. Those events, in turn, negatively impacted our final 2010 and interim 2011 LTIP results. See the discussion below under “Summary of 2010 PSU Grant Results.”

Overview of Executive Compensation Actions in 2011

In February 2011, the Committee considered the total compensation packages, both in whole and by component, of our named executive officers to determine appropriateness in light of our executive compensation philosophy and 2010 accomplishments and took the following actions:

•	Provided for no base salary adjustments except to recognize Mr. Tarr’s expansion of duties;

•

Approved the 2009 Long-Term Incentive Plan, or “LTIP,” awards based on performance compared to the targets adopted for the 2009-2010 performance period at the time of the grants (awards equaled a weighted average of 186.3% of target grant);

•

Affirmed the 2010 Senior Management Bonus Plan, or “SMBP,” awards based on performance compared to the targets adopted for the 2010 performance period (awards equaled a weighted average of 155.1% of target opportunity);

•

Approved the 2011 SMBP design with the same award opportunity as a percentage of base salary in 2011 as in 2010 and new performance metrics — adjusted earnings before interest, tax, depreciation and amortization expenses, or “Adjusted EBITDA,” and return on invested capital, or “ROIC;” and

•	Approved the 2011 LTIP grants consistent with 2010 as a percentage of base salary for the NEOs, except a 5% increase in value over 2010 for Mr. Grinney.

Response to 2011 Proxy Votes

We believe the overwhelming 99.3% affirmative vote on our 2011 “say-on-pay” vote signaled to the Committee that our stockholders support our current executive compensation program. Accordingly, 2012 compensation decisions discussed below represent fine-tuning of the program to respond to uncertainties in the healthcare industry rather than major redesign efforts.

EXECUTIVE COMPENSATION PHILOSOPHY

HealthSouth’s executive compensation philosophy is to:

•	create a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders;

•	correlate compensation with corporate and regional business outcomes by recognizing performance with appropriate levels and forms of awards;

•	establish financial and operational goals to maintain a long-term outlook;

•	place 100% of annual incentives and a majority of equity grants at risk by directly linking incentive payments and equity grants to the Company’s performance; and

•	provide limited executive benefits to members of senior management.

We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.

Pay and Performance

Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC,” which consists of: (1) a base salary; (2) an annual cash incentive payment; and (3) a long-term equity incentive grant. In 2011, all cash incentive payments and equity grants were dependent on performance. Performance has been and will be measured against certain pre-determined, board-approved objectives.

The graphs below reflect: (i) the timeframe (i.e., annual vs. long-term) for our named executive officers to realize the value of the various TDC components (excluding “Other Compensation” as disclosed in the Summary Compensation Table on page 47) and (ii) the extent to which our NEOs’ 2011 TDC is performance-based.

Other Best Practices

To ensure the Company is protecting the interest of its stockholders, our board of directors also adopted the following best practices related to executive compensation:

Risk Mitigation Best Practices

•	both our annual and long-term incentive plans have maximum award features;

•	our annual incentive plan is designed with multiple measures of performance;

•	our compensation recoupment, or “claw-back,” policy discussed under “Compensation Recoupment Policy” on page 44 applies to incentive-based compensation; and

•	equity ownership guidelines for our senior executives and directors require our senior executives to retain 50% of their net shares at the time of exercise/lapse until their ownership multiple is met.

Governance Best Practices

•	our insider trading policy prohibits hedging or pledging of our stock;

•	supplemental executive benefits or perquisites (are limited to a non-qualified 401(k) plan and, in the case of our chief executive officer, supplemental long-term disability coverage);

•	the Committee’s independent consultant, Frederick W. Cook & Co., is retained directly by the Committee and performs no other work for the Company;

•	independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions); and

•

our change-of-control compensation arrangements, discussed under “Severance Arrangements” beginning on page 44, include a “double trigger” requiring both a change in control and termination of employment to receive benefits and no tax gross-ups.

DETERMINATION OF COMPENSATION

Role of the Compensation Committee

The Committee oversees our compensation and employee benefit objectives, plans, and policies. The Committee also reviews and approves (or recommends for approval of the independent directors of our board in the case of the chief executive officer) the individual compensation of the executive officers. The Committee is comprised solely of three independent directors. Their responsibilities, as they relate to the compensation of our named executive officers, include:

•	review the Company’s compensation programs and policies, including incentive compensation plans and equity based plans;

•

review and approve corporate goals and objectives relevant to the compensation of our NEOs, and, (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our chief executive officer, recommend such to the board for approval;

•	review personal benefits provided to our NEOs and recommend any changes to the board.

The Committee receives support from the chief human resources officer and her staff and also engages its own executive compensation consultant as described below.

Role of the CEO

At least annually, the chief executive officer makes recommendations to the Committee regarding our executive compensation plans and, for all other named executive officers, proposes adjustments to base salaries, if any, and awards under our annual incentive compensation and long-term equity-based plans. The chief executive officer and chief human resources officer regularly attend meetings of the Committee.

Role of the Compensation Consultant

Throughout the year, the Committee relies on Frederic W. Cook & Co., Inc. for external executive compensation support. Frederic W. Cook & Co. is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the committee chair, and addresses concerns identified by the committee chair. Frederic W. Cook & Co. has no decision making authority regarding our executive compensation. The services provided include:

•	updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;

•	advice on trends and best practices in executive compensation and executive compensation plan design;

•	market data, analysis, evaluation, and advice in support of the Committee’s role; and

•	commentary on our executive compensation disclosures.

Management has separately engaged Towers Watson & Co. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Towers Watson data related to executive compensation practices may be provided to the Committee, subject to review by, and input from, Frederic W. Cook & Co. Towers Watson also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Towers Watson does not directly advise the Committee on executive compensation matters.

Assessment of Competitive Compensation Practices

The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive grants, including:

•	the executive’s responsibilities,

•	the executive’s experience,

•	the executive’s performance,

•	aspects of the role that are unique to the Company,

•	internal equity within senior management, and

•	competitive market data.

To assess our named executive officers’ target total direct compensation, the Committee reviews competitive data from two sources:

•	survey data: compensation survey data provided by Towers Watson, and

•	healthcare provider peer group data: Frederic W. Cook & Co., at the direction of the Committee, assembles the healthcare provider peer group data for a targeted group of healthcare provider peers.

The survey data provides a significant sample size, includes information for management positions below senior executives, and includes broader healthcare companies and other industries from which we might recruit for executive positions. The healthcare provider peer group provides data for companies similar to us in terms of industry segment, revenue size, and market capitalization. The Committee believes these data sources provide a comprehensive perspective on competitive pay levels and practices.

Towers Watson Survey Sources
Mercer IHN – Module 4A	Sullivan Cotter	Integrated HealthCare Strategies
Towers Watson CDB	Towers Watson Top Management	Mercer
Mercer IHN – Module 7

Healthcare Provider Peer Group
Amedisys	Health Management Association	Skilled Healthcare Group
Chemed Corporation	Kindred Healthcare	Sun Healthcare Group
Community Health Systems	LifePoint Hospitals	Tenet Healthcare Corporation
Gentiva Health Services	Lincare Holdings	Universal Healthcare Services

Note: Odyssey HealthCare and Psychiatric Solutions were removed from the peer group after they were acquired.

The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives, both individually and collectively. In recent years, the Committee attempted to target total direct compensation opportunities for our named executive officers between the 50th and 65th percentiles of both the Towers Watson survey data and the healthcare provider peer group data. For purposes of competitive analysis of our chief executive officer’s compensation, the Committee places emphasis on the healthcare provider peer group data because other healthcare provider companies provide the most direct comparison. It is important to note the Committee, with input from Frederic W. Cook & Co., recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 10% above or below the targeted percentile as within a competitive range.

The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected. This year, the Committee noted that the relative total stockholder return metric used in the 2010 Long-Term Incentive Plan led to compensation results dramatically inconsistent with the Committee’s assessment of the outstanding performance of the Company as reflected in the results of the performance metrics within the control of management. As discussed further under “Long-Term Incentives” below, the Committee believes our stock price was significantly adversely impacted in the fourth quarter of 2011 by proposed legislation that targeted inpatient rehabilitation providers.

As outlined in his letter of understanding, the board targets Mr. Grinney’s compensation opportunity at the 65th percentile of the healthcare provider peer group. In late 2011, we received an analysis of peer group data for 2010 that was based on proxies filed during 2011. It indicated a significant change from peer group data in prior years. As we reviewed his target TDC in 2011, it was at approximately the 50th percentile of the healthcare provider peer group’s 2010 target data. The 2011 target TDC for three of our other named executive officers, fell below the 50th percentile of the competitive market while the target TDC for Mr. Whittington exceeded the 65th percentile, which the Committee believes recognizes the breadth of Mr. Whittington’s responsibilities. As another test of overall reasonableness, the Committee compared the aggregate target TDC of our five highest compensated individuals to the aggregate amounts from the companies in the healthcare provider peer group, and our target TDC amount was slightly below the 50th percentile.

ELEMENTS OF EXECUTIVE COMPENSATION

Total Reward Component	Executive Total Rewards at a Glance Purpose	2011 Actions
Base Salary	Provide our executives with a competitive level of regular income.	Limited to recognition of increases in responsibility for one NEO.
Annual Incentives	Intended to drive Company and individual performance while focusing on annual objectives.	Introduced Adjusted EBITDA and ROIC as the two corporate performance measures.
Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.	No structural changes for 2011.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.
Perquisites	Very limited.	No changes.
Change in Control and Severance	Provides business continuity and temporary income during periods of transition.	Death and disability benefits removed from Severance Plan. Provided at a reduced level under other group benefits.

The primary elements of our executive compensation program are:

Base Salary + Annual Cash Incentives + Long-Term Equity Incentives

Base Salary

We provide executives and other employees with base salaries to compensate them with regular income at competitive levels for their services. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.

At the request of management, none of our named executive officers received an increase in base salary in 2011, with the exception of Mr. Tarr. In 2010, the Committee approved adjustments to Mr. Tarr’s salary of $50,000 in each of 2010 and 2011 to reflect his increased responsibilities as chief operating officer.

2011 Fiscal Year-End Annual Base Salary
Jay Grinney	President and Chief Executive Officer	$1,000,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	525,000
Mark J. Tarr	Executive Vice President and Chief Operating Officer	529,318
John P. Whittington	Executive Vice President, General Counsel and Secretary	527,000
Dexanne B. Clohan, M.D.	Chief Medical Officer	320,340

Annual Incentives

The 2011 Senior Management Bonus Plan was designed to incentivize and reward our named executive officers and others for annual performance as measured against pre-determined corporate and individual objectives intended to improve the Company’s performance and promote stockholder value.

Plan Objectives and Metrics

For 2011, the corporate quantitative objectives were Adjusted EBITDA1 and ROIC.2 Replacing normalized earnings per share with Adjusted EBITDA eliminated the overlapping use of normalized EPS, which is a metric in our long-term incentive program, and also allowed us to emphasize other aspects of operating performance. ROIC, which we believe is a measurement of the effective investment of the cash generated by our business, directly corresponds to stockholder value being created. The weightings and payout ranges for our 2011 corporate quantitative objectives are as follows:

2011 SMBP Corporate Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective	Weight	0%	50%	100%	200%
Adjusted EBITDA	60%	<$427,369,000	$427,369,000	$459,080,000	≥$504,988,000
ROIC	40%	<19.3%	19.3%	20.4%	≥22.4%

To reward exceptional performance, the Committee created an opportunity for the named executive officers to receive a maximum payout level in the event actual results met or exceeded a predetermined maximum for each objective. Conversely, if attained results are less than threshold for a component of the corporate quantitative objectives, then no payout for that component of corporate quantitative objectives occurs. Additionally, if we fail to attain at least a weighted average achievement of 80% of the target levels for the corporate quantitative objectives, then no payout for the individual objectives occurs. Therefore, all annual cash incentive payments depend on the Company’s performance. It is important to note the following:

•	performance measures can be achieved independent of each other; and

•

as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above.

In addition to corporate quantitative objectives for each named executive officer, we specify individual, measurable objectives weighted according to importance. The independent members of our board establish Mr. Grinney’s individual objectives. Mr. Grinney establishes two to four individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect objectives specific to each NEO’s position and also corporate objectives. A formal assessment of each NEO’s performance against his or her individual objectives is made and approved by the Committee.

1 For Senior Management Bonus Plan purposes, Adjusted EBITDA is the same as the measure described in the 2011 Form 10-K, and the results are adjusted further for certain non-recurring items. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement.

2 For Senior Management Bonus Plan purposes, ROIC is defined as adjusted earnings before interest and tax expense divided by average total assets on the balance sheet as of December 31, excluding deferred tax assets and assets from discontinued operations. Adjusted earnings before interest and tax expense is defined as income from continuing operations attributable to HealthSouth common shareholders before interest expense and provision for income tax expense, excluding government, class action and related settlements, professional fees — accounting, tax, and legal and loss on early extinguishment of debt.

The following table describes each of Mr. Grinney’s individual objectives and completion status for 2011:

	Individual Objectives		Completion Status
1.	Present to the Finance Committee by June 1, 2011 a debt reduction/refinancing strategy.	1.	Debt reduction strategy was presented in February 2011. 10.75% senior notes were completely retired on September 1, 2011.
2.	Obtain board consensus on the Company’s growth strategy and actively pursue.	2.	Board approved a strategy in May 2011 and received and approved a modified strategy in October 2011.
3.	Ensure all IRF development projects are completed by December 31, 2011.	3.	Began construction on one hospital, began site planning of 5 additional locations, filed four certificate of need applications, and acquired one hospital.
4.	Meet or exceed performance goals for the following quality metrics: Patient satisfaction and Program Evaluation Model (PEM) improvement.	4.	Fell short on patient satisfaction goal while exceeding PEM goal.
5.	Submit to the board by December 31, 2011 an electronic clinical information system go/no go recommendation.	5.	“Go” recommendation for project was approved by the board and a contract initiated in June 2011.
6.	Increase the number of diversity candidates hired in senior management positions at the hospitals and at the corporate office.	6.	The minority population has been maintained at the same percentages as in 2010.
7.	Prepare a non-urgent CEO succession plan by November 1, 2011.	7.	Non-urgent CEO succession plan was reviewed with the Governance Committee and the board in 2011.

The individual objectives for each other named executive officer were aligned with Mr. Grinney’s individual objectives and the Company’s quantitative objectives but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives and the targeted results closely mirrored our ability to achieve the corporate quantitative, targeted results. Mr. Grinney attempted to set the individual objectives and target performance levels such that, if an NEO’s performance in each of his or her personal objectives met or exceeded the range of reasonable expectations, no less than 75% of the full award for his or her individual objectives would be earned. Results from the individual objectives section cannot exceed 100% of the full award.

Establishing the Target Cash Incentive Opportunity

Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a specific percentage of his or her base salary, as listed in the “Target Cash Incentive Opportunity as a % of Salary” column in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives. The relative weightings of the corporate quantitative objectives and individual objectives take into account the executive’s position, with the targets for executives with strategic responsibilities consisting of a higher corporate quantitative objectives weighting. The table below summarizes the target cash incentive and relative weightings of corporate quantitative and individual objectives for each NEO:

	Target Cash Incentive Opportunity as a % of Salary	Relative Weighting as a % of Target
		Quantitative Objectives		Individual
Named Executive Officer		Adj. EBITDA	ROIC	Objectives
Jay Grinney	100%	48%	32%	20%
Douglas E. Coltharp	60%	48%	32%	20%
John P. Whittington	60%	48%	32%	20%
Mark J. Tarr	60%	48%	32%	20%
Dexanne B. Clohan	50%	42%	28%	30%

Assessing and Rewarding 2011 Achievement of Objectives

After the close of the year, the Committee assesses performance against the corporate quantitative and individual objectives for each NEO to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. For 2011, results for the corporate quantitative objectives were as follows:

Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Adjusted EBITDA	$459,080,000	$486,711,000	160%	60%	96%
ROIC	20.4%	22.6%	200%	40%	80%
Combined				100%	176%

Note: The 2011 Adjusted EBITDA result under the SMBP was further adjusted to account for the reclassification of our long-term acute care hospitals as discontinued operations in connection with the sale of five hospitals and the closing of one, which was not budgeted when setting the initial SMBP target. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement.

The cash incentive attributable to individual objectives is determined by multiplying the relative weight of each NEO’s individual objectives by the target cash incentive amount by the percentage of the individual objectives achieved by that named executive officer. The Committee and the other independent members of our board determined Mr. Grinney’s individual objectives achievement. The Committee also concurred with Mr. Grinney on the individual objective achievements for the other NEOs.

2011 Individual Objective Achievement
Named Executive Officer	Title	2011
Jay Grinney	President and Chief Executive Officer	90%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	95%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	90%
John P. Whittington	Executive Vice President, General Counsel and Secretary	95%
Dexanne B. Clohan, M.D.	Chief Medical Officer	100%

The Committee believes the degree of achievement of the quantitative and individual objectives described above strengthened our position in our industry and promoted the long-term interests of our stockholders, and thus warranted the cash incentive payments listed in the following table. These amounts were paid in February 2012 and are listed in the following table and the Summary Compensation Table on page 47.

2011 Senior Management Bonus Plan Payouts

Named Executive Officer	Corporate Quantitative Objective Portion	Individual Objective Portion	Total Payout
Jay Grinney	$1,408,000	$180,000	$1,588,000
Douglas E. Coltharp	443,520	59,850	503,370
John P. Whittington	445,210	60,078	505,288
Mark J. Tarr	447,168	57,166	504,334
Dexanne B. Clohan, M.D.	197,330	48,051	245,381

The Committee and the board of directors believe it is possible that quantitative objectives and financial results alone will not always provide a complete picture of overall performance. Therefore, once the payout level for quantitative objectives and individual objectives is determined, the Committee has the authority to exercise discretion to increase or decrease overall annual incentive payouts as the Committee deems appropriate. However, since the restructuring and relisting of the Company in 2006, the Committee has made no discretionary adjustments to the annual cash incentive payments.

Long-Term Incentives

To further align management’s interests with those of stockholders, the Committee has structured a significant component of each named executive officer’s total direct compensation in the form of long-term equity awards. We believe such grants promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, equity grant values are driven by stock price, and financial and operational performance.

For 2011, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock and, in addition, for the chief executive officer and the executive vice presidents, stock options, thereby aligning all levels of management with stockholders and placing a significant portion of their total direct compensation at risk.

The following table sets out the 2011 target equity award opportunity levels and the forms of equity compensation for each of our current named executive officers as approved by the Committee and the board of directors. The values in this table differ from the values of equity awards reported in the Summary Compensation Table on page 47 because of accounting rule requirements. The difference for 2011 is primarily the result of the increased value assigned to the performance-based restricted stock linked to the total stockholder return metric, which we valued after the approval decisions in accordance with generally accepted accounting principles in the United States.

2011 Target Equity Award Opportunity and Equity Compensation Mix (by value)

Named Executive Officer	Title	Total Target Equity Award Opportunity	Options as a % of the Award	PSUs as a % of the Award
Jay Grinney	President and Chief Executive Officer	$4,200,000	33%	67%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	765,653	33%	67%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	765,653	33%	67%
John P. Whittington	Executive Vice President, General Counsel and Secretary	765,653	33%	67%
Dexanne B. Clohan, M.D.	Chief Medical Officer	275,530	-	100%

Performance Share Unit Awards and Restricted Stock

The Committee has previously determined that, for named executive officers, performance-based vesting conditions for restricted stock awards are appropriate because such awards further align executives’ goals with the interests of stockholders and promote specific performance objectives while facilitating ownership levels. Under our equity incentive plan, NEOs may be granted performance share units, or “PSUs,” which entitle them to receive a pre-determined range of restricted shares upon achievement of specified performance objectives. The recipients of PSU awards will not have voting rights or rights to receive dividends unless and until restricted stock is earned after the measurement period.

The number of restricted shares earned is determined at the end of a two-year performance period based on the level of achievement of normalized earnings per share3 and relative total stockholder return.4 The Committee chose these metrics because they believed they are directly aligned with our stockholders’ interests. These objectives are weighted equally, each accounting for 50% of the total equity award potential. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.

The total stockholder return objective is a relative measure of our stock performance compared to a healthcare industry benchmark, the S&P Health Care Services Select Industry Index, or “SPSIHP Index.” The SPSIHP Index was selected because we believed it provided a consistent data sample, and the companies comprising the SPSIHP Index5 represented a comprehensive list of healthcare companies that were a standard against which performance could be measured.

Outlined in the table below are the performance objectives, achievement levels, and corresponding payout multipliers for PSU awards in 2011:

Restricted Stock Achievement Level	Actual 2-Year EPS Performance	Actual 2-Year TSR Performance v. SPSIHP Index	Payout Multiple (% of Target)
Maximum	$3.03 or greater	80th percentile or greater	200%
Target	$2.42	50th percentile	100%
Threshold	$1.82	30th percentile	50%
Not eligible	Less than $1.82	Less than 30th percentile	0%

3 For purposes of the 2008 Equity Incentive Plan, normalized earnings per share is calculated on a weighted-average diluted shares outstanding basis by adjusting net income attributable to HealthSouth for certain non-recurring or unusual items. In 2011, those items included: income from discontinued operations; mark-to-market adjustments on our interest rate swaps that are not designated as hedges; cash payments related to our interest rate swaps; the projected impact from unbudgeted acquisitions consummated in 2011; an adjustment to normalize income tax expense; impact from unbudgeted professional fees related to the Ernst & Young arbitration; gains or recoveries from the Richard Scrushy verdict; the unbudgeted retirement of our 10.75% senior notes and related extinguishment losses; and an adjustment for the unbudgeted sale/closure of our six long-term acute care hospitals. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2011 Form 10-Kand includes shares related to the potential conversion of our preferred stock, unvested restricted stock, restricted stock units, and stock options. The calculation of normalized earnings per share differs from that of earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for 2011 more accurately represents those matters within the control of management compared to the calculation used in communications with the market.

4 For purposes of the 2008 Equity Incentive Plan, total stockholder return is calculated by dividing the sum of the change in share price over the two-year period and the per share amount of dividends paid, if any, by the beginning share price for the measurement period. In each case, the share price used is the average for the 20-day period preceding the measurement date.

5 As of February 2011, the time of the grant, the SPSIHP Index, which is subject to change in the future, includes HealthSouth, Aetna Inc., Air Methods Corp., Amedisys Inc., AMERIGROUP Corp., Amerisourcebergen Corp., Amsurg Corp., Bio Reference Laboratories Inc., Brookdale Senior Living Inc., Cardinal Health Inc., Catalyst Health Solutions Inc., Centene Corp., Chemed Corp., Cigna Corp., Community Health Systems Inc., Coventry Health Care Inc., Davita Inc., Emergency Medical Services, Express Scripts Inc., Gentiva Health Services Inc., Hanger Orthopedic Group Inc., Health Management Associates Inc., Health Net Inc., Healthspring, Henry Schein Inc., HMS Holdings Corp., Humana Inc., IPC The Hospitalist Co Inc., Kindred Healthcare Inc., Laboratory Corp. of America Holdings, LHC Group, Lifepoint Hospitals Inc., Lincare Holdings Inc., Magellan Health Services, McKesson Corporation, Medco Health Solutions Inc., Mednax Inc., Molina Healthcare, MWI Veterinary Supply, Omnicare Inc., Owens & Minor Inc., Patterson Companies Inc., PSS World Medical Inc., Quest Diagnostics Inc., RehabCare Group Inc., Tenet Healthcare Corp., Unitedhealth Group Inc., Universal American Corp., Universal Health Services Inc., VCA Antech Inc., Wellcare Health Plans Inc., and Wellpoint, Inc.

It is important to note the following:

•	The performance measures can be achieved independently of each other.

•

Management provides a report to the Committee that sets out the calculations of the actual results for each measure and engages an accounting firm to produce a report on the accuracy of those calculations.

•

If results attained are less than threshold for one performance measure ($1.82 for earnings per share or the 30th percentile of the SPSIHP Index for total stockholder return), then no restricted shares are earned for that performance measure in that performance period.

•

As results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above. For example, if, at the end of the two-year performance period on December 31, 2012, the total stockholder return result is in the 60th percentile of the SPSIHP Index, then the Company has exceeded the target level (the 50th percentile) by ten percentiles and that difference is 33% of spread between the maximum level and the target level (80th percentile – 50th percentile). On a percentage basis, 33% of the difference between the maximum and target payment multiples (200%-100%) is 33%, so the corresponding payout multiple for total stockholder return is 133%.

Summary of 2010 PSU Grant Results

The 2010 PSU grants completed their performance period on December 31, 2011. For those grants, our EPS performance was very strong and earned the named executive officers a 150% payout under the EPS metric. Our total stockholder return performance compared to the performance of the SPSIHP Index which we use as the TSR performance benchmark in our Long-Term Incentive Plan yielded disappointing results. Until the third quarter of 2011, the Company was performing at a level above the median of this index. Following the passage of the Budget Control Act of 2011 and President Obama’s deficit reduction plan, the Company’s stock price fell below the minimum threshold necessary to earn a payout under the TSR performance metric at December 31, 2011. While we exceeded our EPS performance target, the failure to meet the minimum TSR threshold resulted in awards for our NEOs below the target level.

Objective for 2010-2011	Weight	Actual Result	% of Target Metric Achievement	Weighted Metric Achievement
EPS	50%	$3.42	150%	75%
TSR	50%	19th percentile	0%	0%
Combined	100%			75%

Named Executive Officer	Target Grant (Shares)	Actual Award (Shares)
Jay Grinney	146,763	110,073
Douglas E. Coltharp	Hired after grant
John P. Whittington	26,325	19,744
Mark J. Tarr	32,615	24,461
Dexanne B. Clohan	14,969	11,227

Stock Option Awards

We believe stock options remain an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price.

Each stock option permits the holder, generally for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the grant date. In 2011, the number of options granted equaled 33% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model at the time of grant.

Changes for 2012

The Committee approved several changes for 2012 to accomplish the following:

•	provide strong performance incentives to motivate operating performance that should over time result in positive shareholder experience;

•	structure the long-term incentive program to be more consistent with competitive practice and incorporate retention incentives during a challenging period for our industry; and

•

revise our competitive philosophy to be in line with best practices and target total direct compensation opportunities to the competitive market median with select individual levels set above median due to exceptional individual contribution and importance of the role within the Company.

These changes include:

•

the performance-based restricted stock will be earned based on the two-year EPS objective followed by one-year time vesting, to maintain a three-year program while the relative TSR metric was eliminated in light of (1) our stock price volatility related to political developments beyond management’s control and (2) the inflated expense associated with awards based on market conditions, both of which are discussed above;

•	the establishment of the following target equity award opportunity and equity award types (by value) for the 2012 awards under our Long-Term Incentive Plan:

Named Executive Officer	Total Target Equity Award Opportunity	Options	Performance-based Restricted Stock	Time-based Restricted Stock
Jay Grinney	$5,000,000	30%	50%	20%
Douglas E. Coltharp	790,647	30%	50%	20%
Mark J. Tarr	790,647	30%	50%	20%
John P. Whittington	790,647	30%	50%	20%
Dexanne B. Clohan	279,451	0%	50%	50%

•	an increase in the annual base salary rate of Mr. Tarr to $600,000 (which was the market median for chief operating officer) effective March 1, 2012.

Equity Grant Timing

Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity grants at the February board meeting in order to allow for time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU and stock option grants is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The strike price for the stock option grants is set at the closing price on the second trading day after the filing of our Form 10-K, and we issue the stock options the following business day. This timing for the pricing and issuance of stock options allows for exercise price to reflect a broad dissemination of our financial results from the prior year.

Benefits

Additionally, in 2011, our named executive officers were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a non-qualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. Other than the plans referenced here, we did not provide our executives with compensation in the form of a pension plan, non-qualified deferred compensation plan, or a retirement plan. As outlined in his letter of understanding, we provided Mr. Grinney with long-term disability coverage above the level offered broadly to our employees.

Perquisite Practices

We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements or any other tax payments to any of our executive officers.

The Company pays premiums for group-term life insurance and long-term disability insurance for all employees. Supplemental long-term disability coverage is provided to Mr. Grinney as part of his original agreement when hired by the Company. From time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.

OTHER COMPENSATION POLICIES

Equity Ownership Guidelines for Management

To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of the board of directors.

Covered individuals have five years to reach their ownership level. All of our named executive officers and non-employee directors have satisfied the guidelines. Mr. Coltharp, who joined us in May 2010, is not yet required to meet the applicable ownership level. Outlined in the table below are the ownership guidelines:

Position	Required Value of Equity Owned
Chief executive officer	5 times annual base salary
Executive vice president	3 times annual base salary
Other executive officers	1.5 times annual base salary
Outside director	$300,000

In 2011, our board modified the guidelines as follows:

•	upon each tax recognition or option exercise event, a covered officer or director should retain at least 50% of the after tax value of the related equity award until ownership levels are achieved, and

•	upon achieving the required ownership levels, such officer or director should maintain at least the levels set forth in the guidelines.

Compensation Recoupment Policy

Our board of directors has approved and adopted a senior management compensation recoupment policy applicable to awards granted and incentive compensation paid after January 1, 2010. The policy provides that if the board has, in its sole discretion, determined any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer participating in the senior management bonus plan was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:

•	Require reimbursement of any bonus or incentive compensation paid to that officer,

•	Cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and

•	Require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards,

if and to the extent the amount of that compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to HealthSouth, the board may, in its sole discretion, utilize the remedies described above.

Anti-Hedging Policy

The Company prohibits the following transactions, unless approved in advance by a majority of the Nominating/Corporate Governance Committee of the Company:

•	short-term trading of our securities,

•	short sales of our securities,

•	transactions in publicly-traded derivatives relating to our securities,

•	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and

•	pledging of our securities as collateral, including as part of a margin account.

Severance Arrangements

Apart from the Letter of Understanding with Mr. Grinney (referenced earlier), it is not our practice to enter into individual employment agreements with our senior executives. To provide our senior executives with competitive levels of security, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a non-solicitation, non-disclosure, non-disparagement and release agreement. As a matter of policy, payments under either plan do not include “gross ups” for federal taxes payable on amounts paid under the plan.

Executive Severance Plan

The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment with us is subject to termination under circumstances beyond their control. Our named executive officers and all senior vice presidents are participants in the plan, which is an exhibit to our 2011 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by HealthSouth other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. In 2011, we amended the plan to remove death and disability as triggering events since they are more appropriately addressed under specific compensation and benefits plans. Voluntary retirement is not a payment triggering event. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with market data from the Towers Watson’s healthcare industry survey group in 2011.

The cash severance payment for participants is the multiple (set forth in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief executive officer	3x	36 months
Executive vice presidents	2x	24 months
Other executive officers	1x	12 months

Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.

Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned. As part of the amendment of the plan in 2011, we also made clear that the treatment of equity awards under the plan does not alter or supersede the terms of our compensation recoupment policy.

Change in Control Benefits Plan

The goal of the Change in Control Benefits Plan is to help retain certain qualified, senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our named executive officers and other officers are participants in the plan, which is an exhibit to our 2011 Form 10-K. The terms of the plan, including the definition of a change in control event, were determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants.

Under the Change in Control Benefits Plan, participants are divided into three tiers as designated by the Committee. Messrs. Grinney, Coltharp, Whittington, and Tarr are Tier 1 participants; Tier 2 is comprised of regional presidents and certain senior vice presidents, including Dr. Clohan, with strategic responsibility levels; and Tier 3 includes senior vice presidents with departmental responsibility levels. If a change in control occurs as defined in the plan, each outstanding option to purchase common stock held by participants will automatically vest, and, for options granted on or prior to November 4, 2005, the scheduled expiration shall be extended for up to a year. For Tier 1 and 2 participants, all options granted after November 4, 2005 will remain exercisable for three and two years, respectively, following a change in control. Restricted stock that is not performance-based (i.e., time-lapse) and restricted stock units will automatically vest upon the occurrence of a change in control. If the restricted stock is performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.

If a participant’s employment is terminated within 24 months following a change in control or within three months of a potential change in control, either by the participant for good reason (as defined in the Change in Control Benefits Plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the highest base salary in the prior three years plus an average of actual annual incentives for the prior three years for the participant. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain highly compensated executive officers in excess of $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance-based awards and stock options are designed to meet the deductibility requirements. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, incentives and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. However, all compensation amounts for 2011 were tax deductible.

Summary Compensation Table

The table below shows the compensation of our 2011 named executive officers for services in all capacities in 2011, 2010, and 2009, except as otherwise indicated. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 28. There are no additional material terms, if any, of each named executive officer’s employment arrangement, except as discussed under “Severance Arrangements” and “Letter of Understanding with Jay Grinney” beginning on pages 44 and 50, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Jay Grinney	2011	1,000,000	-	3,493,416	1,459,500	1,588,000	148,119	7,689,035
President and	2010	1,000,000	-	2,805,373	1,280,396	1,436,800	112,486	6,635,055
Chief Executive Officer	2009	1,000,000	-	2,060,150	1,129,683	1,790,000	58,511	6,038,344

Douglas E. Coltharp(6)	2011	525,000	-	639,706	264,842	503,370	8,250	1,941,168
Executive Vice President and	2010	345,205	-	100,000	-	304,081	8,293	757,579
Chief Financial Officer	2009	-	-	-	-	-	-	-

Mark J. Tarr	2011	520,968	-	639,706	264,842	504,334	30,168	1,960,018
Executive Vice President	2010	479,318	-	623,434	284,547	411,485	7,186	1,805,970
and Chief Operating Officer	2009	429,318	175,000	370,575	202,671	463,663	5,745	1,646,972

John P. Whittington	2011	527,000	-	639,706	264,842	505,288	37,149	1,973,985
Executive Vice President,	2010	527,000	-	503,201	229,671	455,581	21,884	1,737,337
General Counsel and	2009	527,000	-	370,575	202,671	567,579	30,320	1,698,145
Corporate Secretary

Dexanne B. Clohan, M.D.	2011	320,340	-	345,312	-	245,381	16,352	927,385
Chief Medical Officer	2010	320,340	-	286,131	-	221,948	7,521	835,940
	2009	318,782	-	195,993	-	272,289	9,207	796,271

(1)

For Mr. Tarr, the amounts shown in this column represents a retention bonus under the Key Executive Incentive Program, which was initiated in the third quarter of 2005 and provided retention incentives to key senior executives in the form of equity awards that vested and cash bonuses that were payable, in each case, through January 2009.

(2)

All stock awards, except for Mr. Coltharp’s $100,000 award in connection with his hiring in 2010 that is subject to time vesting only, were performance share units, or PSUs, and the corresponding values listed in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, assuming the most probable outcome of the performance conditions as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2011 Form 10-K.

Values reported for PSU awards reflect the value at target performance. The value of these awards at the varying performance levels for our current NEOs is set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)

Jay Grinney	2011	1,746,708	3,493,416	6,986,832
	2010 2009	1,402,687 1,030,075	2,805,373 2,060,150	5,610,749 4,120,300
Douglas E. Coltharp	2011 2010 2009	319,853 - -	639,706 - -	1,279,412 - -
Mark J. Tarr	2011 2010	319,853 311,718	639,706 623,434	1,279,412 1,246,871
	2009	185,288	370,575	741,150
John P. Whittington	2011 2010	319,853 251,601	639,706 503,201	1,279,412 1,006,405
	2009	185,288	370,575	741,150
Dexanne B. Clohan, M.D.	2011 2010	172,656 143,066	345,312 286,131	690,624 572,265
	2009	97,997	195,993	391,986

(3)

The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2011 Form 10-K.

(4)	For 2011, the amounts shown in this column comprise bonuses paid in 2012 under our 2011 Senior Management Bonus Plan.

(5)

For Mr. Grinney, the amount shown in this column for 2011 includes (a) Company paid premiums for long-term disability insurance ($28,529) and (b) Company paid non-qualified 401(k) match ($119,590). For Mr. Coltharp, the amount shown in this column for 2011 includes Company paid qualified 401(k) match ($8,250). For Mr. Tarr, the amount shown in this column for 2011 includes Company paid non-qualified 401(k) match ($30,168). For Mr. Whittington, the amount shown in this column for 2011 includes (a) Company paid qualified 401(k) match ($8,250) and (b) Company paid non-qualified 401(k) match ($28,899). For Dr. Clohan, the amount shown in this column for 2011 includes (a) Company paid qualified 401(k) match ($7,264) and (b) Company paid non-qualified 401(k) match ($9,088).

For SEC purposes, the cost of personal use of the Company aircraft is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.

Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes, of which there were none in 2011.

(6)	Mr. Coltharp assumed his position effective May 6, 2010.

Grants of Plan-Based Awards During 2011

		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Unit (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (3) ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)	Maximum (#)

Jay Grinney
Annual Incentive			400,000	1,000,000	1,800,000	-	-	-	-	-	-	-
PSU	2/25/2011	2/24/2011	-	-	-	60,650	121,299	242,598	-	-	-	3,493,416
Stock options	2/28/2011	2/24/2011	-	-	-	-	-	-	-	129,510	24.21	1,459,500
Douglas E. Coltharp
Annual Incentive			126,000	315,000	567,000	-	-	-	-	-	-	-
PSU	2/25/2011	2/24/2011	-	-	-	11,106	22,212	44,424	-	-	-	639,706
Stock options	2/28/2011	2/24/2011	-	-	-	-	-	-	-	23,501	24.21	264,842
Mark J. Tarr
Annual Incentive			127,036	317,591	571,664	-	-	-	-	-	-	-
PSU	2/25/2011	2/24/2011	-	-	-	11,106	22,212	44,424	-	-	-	639,706
Stock options	2/28/2011	2/24/2011	-	-	-	-	-	-	-	23,501	24.21	264,842
John P. Whittington
Annual Incentive			126,480	316,200	569,160	-	-	-	-	-	-	-
PSU	2/25/2011	2/24/2011	-	-	-	11,106	22,212	44,424	-	-	-	639,706
Stock options	2/28/2011	2/24/2011	-	-	-	-	-	-	-	23,501	24.21	264,842
Dexanne B. Clohan, M.D.
Annual Incentive			56,060	160,170	272,289	-	-	-	-	-	-	-
PSU	2/25/2011	2/24/2011	-	-	-	5,995	11,990	23,980	-			345,312

(1)

The possible payments described in the three columns above are cash amounts provided for by our 2011 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 35. Final payments under the 2011 program were calculated and paid in February 2012 and are reflected in the Summary Compensation Table on page 47 under the heading “Non-Equity Incentive Plan Compensation.”

(2)

Awards which are designated as PSU above are performance share units granted under our 2008 Equity Incentive Plan that is described on page 54. As described in “Performance Share Unit Awards and Restricted Stock” beginning on page 40, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2011 ending December 31, 2012 and a one year time-vesting requirement ending December 31, 2013. Each of the threshold, target and maximum share numbers reported in the three columns assume that both performance objectives (normalized earnings per share and total stockholder return) are achieved at that respective level. Upon a change in control, the Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned. The restricted stock earned at the end of the PSU’s performance period is entitled to ordinary dividends, if any are declared and paid. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(3)

The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2011 Achievement of Objectives” beginning on page 38, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)

The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) all of the individual objectives were achieved. The target amount payable for each NEO is his or her base salary multiplied by this target cash incentive percentage, see table under “Establishing the Target Cash Incentive Opportunity” on page 37.

(5)

The maximum payment amounts in this column assume: (i) the Company achieved at or above the maximum achievement level of each of the quantitative objectives and (ii) all of the individual objectives were achieved. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2011 Achievement of Objectives” on beginning page 38, we would multiply this amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement of the quantitative objectives. Then, we would add 100% of the amount allocated to achievement of individual objectives to arrive at the final bonus payout. The board of directors also has sole discretion adjust the incentives payable, but since the restructuring and relisting of the Company in 2006, no discretionary adjustments have been made to the annual cash incentive payments. Therefore, it is not possible for these reported maximums to include an estimate for such a potential payment.

(6)

All stock option grants in 2011 were made under our 2008 Equity Incentive Plan that is described beginning on page 54. These option awards will vest, subject to the officer’s continued employment with the Company, in three equal annual installments beginning on the first anniversary of grant; a change in control of the Company will also cause these options to immediately vest in full.

Letter of Understanding with Jay Grinney

Other than the compensation plans and programs described under “Compensation Discussion and Analysis,” the Company has only one agreement or arrangement in effect with its officers. On December 2, 2010, we entered into a letter of understanding with Mr. Grinney governing the terms of his employment as president and chief executive officer to replace the agreement that would have expired December 31, 2010. This new agreement expires December 2, 2013 and has terms substantially similar to the prior agreement. Pursuant to his agreement, Mr. Grinney will receive an annual base salary of $1,000,000, subject to annual adjustments as determined by the Committee, and an annual bonus based on both the performance of the Company and his personal performance. He also will be entitled to participate in the ongoing and other long-term awards and programs and participate in and receive benefits under certain insurance, benefit and other plans as may be in effect from time to time on such terms as are offered to our senior executive officers. Such plans include, but are not limited to, paid time off, medical, life insurance, 401(k), disability insurance, and incentive and equity compensation plans. Additionally, this new agreement provides, as did his original agreement, that Mr. Grinney’s direct compensation will be targeted at the 65th percentile of the competitive peer group selected by our board of directors.

The letter of understanding also provides that Mr. Grinney’s rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the letter of understanding and the Executive Severance Plan and the Change in Control Benefits Plan, which are described beginning on page 44. Notwithstanding any amendments to the Executive Severance Plan and the Change in Control Benefits Plan, if Mr. Grinney’s employment terminates during the term of the letter of understanding, he will be entitled to the payments and benefits provided under the current Executive Severance Plan or Change in Control Benefits Plan, as applicable. Upon termination, his outstanding equity awards will be treated in substantially the manner described under “Executive Severance Plan” beginning on page 44. Mr. Grinney’s entitlement to payments and benefits under the Executive Severance Plan and Change in Control Benefits Plan is contingent upon his compliance with the post-termination restrictive covenants described below. The letter of understanding also contains certain (1) non-competition provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 24 months thereafter unless termination is without cause or as a result of disability or he resigns for good reason or due to a change in control, in which case such provisions shall remain in effect for a period of 12 months, and (2) non-interference and non-solicitation provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 36 months thereafter.

For purposes of Mr. Grinney’s letter of understanding, “cause,” “good reason” and “change in control” have the meanings as defined in the Executive Severance Plan and the Change in Control Plan which are exhibits to our 2011 Form 10-K.

Potential Payments upon Termination of Employment

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason,” as well as by us for “cause,” as those terms are defined in the applicable plans and arrangements. For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 44 and “Letter of Understanding with Jay Grinney” on page 50. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Assume triggering events set forth below occur on December 31, 2011. The closing price of our common stock on that day was $17.67.

Name	Lump Sum Payment ($)	Continuation of Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Jay Grinney
Executive Severance Plan/Letter of Understanding
Without Cause/For Good Reason	3,000,000	19,542	2,875,419	5,894,961
Disability	-	-	5,378,485	5,378,485
Death	-	-	5,378,485	5,378,485
For Cause	-	-	-	-
Change in Control Benefits Plan	7,574,268	19,542	5,430,869	13,024,679
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,050,000	21,452	432,364	1,503,816
Disability	-	-	432,364	432,364
Death	-	-	432,364	432,364
For Cause	-	-	-	-
Change in Control Benefits Plan	2,478,952	32,178	450,491	2,961,621
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	1,058,636	8,542	1,085,162	2,152,340
Disability	-	-	1,085,162	1,085,162
Death	-	-	1,085,162	1,085,162
For Cause	-	-	-	-
Change in Control Benefits Plan	2,782,123	12,813	1,094,927	3,889,863
John P. Whittington
Executive Severance Plan
Without Cause/For Good Reason	1,054,000	13,028	972,800	2,039,828
Disability	-	-	972,800	972,800
Death	-	-	972,800	972,800
For Cause	-	-	-	-
Change in Control Benefits Plan	2,997,165	19,542	982,198	3,998,905
Dexanne B. Clohan, M.D.
Executive Severance Plan
Without Cause/For Good Reason	320,340	6,368	476,365	803,073
Disability	-	-	476,365	476,365
Death	-	-	476,365	476,365
For Cause	-	-	-	-
Change in Control Benefits Plan	786,496	12,736	476,365	1,275,597

(1)

The value of the acceleration of equity award vesting listed in this column has been determined based on the dollar amount to be recognized for financial statement reporting purposes upon vesting of the awards as of December 31, 2011 in accordance with ASC 718. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2011 Form 10-K.

The amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payment” column in the above table includes the estimated payments provided for under the executive severance plan and the change in control benefits plan, which are described under “Severance Arrangements” beginning on page 44. As explained in “Letter of Understanding with Jay Grinney” on page 50, Mr. Grinney’s letter of understanding provides that his rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the executive severance plan and change in control benefits plan as well. Mr. Grinney’s arrangement contains certain restrictive provisions regarding non-competition (12- or 24-months depending of the circumstances of the severance), non-interference (36 months), non-solicitation (36 months), and confidentiality (indefinite) that survive termination.

Outstanding Equity Awards at December 31, 2011

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Name	Exercisable	Unexercisable
Jay Grinney
	200,000	–	–	26.05	5/8/2014	465,955	8,233,425	110,073	1,944,990
	130,000	–	–	26.85	3/23/2015	–	–	242,598	4,286,707
	150,000	–	–	26.55	2/23/2016	–	–	–	–
	130,000	–	–	23.19	3/2/2017	–	–	–	–
	170,540	–	–	16.27	2/28/2018	–	–	–	–
	122,994	61,496	–	7.85	2/27/2019	–	–	–	–
	39,207	19,603	–	14.95	9/2/2019	–	–	–	–
	49,994	99,988	–	17.30	2/26/2020	–	–	–	–
	–	129,510	–	24.21	2/28/2021	–	–	–	–
Douglas E. Coltharp
	–	23,501	–	24.21	2/28/2021	3,282	57,993	–	–
	–	–	–	–	–	–	–	44,424	784,972
Mark J. Tarr
	3,800	–	–	54.50	2/4/2012	83,815	1,481,011	24,462	432,244
	8,000	–	–	16.00	2/14/2013	–	–	44,424	784,972
	11,000	–	–	22.00	3/5/2014	–	–	–	–
	11,000	–	–	26.85	3/23/2015	–	–	–	–
	7,029	–	–	19.35	11/17/2015	–	–	–	–
	12,000	–	–	26.55	2/23/2016	–	–	–	–
	20,000	–	–	23.19	3/2/2017	–	–	–	–
	45,250	–	–	16.27	2/28/2018	–	–	–	–
	22,067	11,033	–	7.85	2/27/2019	–	–	–	–
	7,033	3,517	–	14.95	9/2/2019	–	–	–	–
	11,111	22,220	–	17.30	2/26/2020	–	–	–	–
	–	23,501	–	24.21	2/28/2021	–	–	–	–
John P. Whittington
	4,333	–	–	25.10	10/19/2016	83,815	1,481,011	19,745	348,894
	20,000	–	–	23.19	3/2/2017	–	–	44,424	784,972
	45,250	–	–	16.27	2/28/2018	–	–	–	–
	22,067	11,033	–	7.85	2/27/2019	–	–	–	–
	7,033	3,517	–	14.95	9/2/2019	–	–	–	–
	8,968	17,935	–	17.30	2/26/2020	–	–	–	–
	–	23,501	–	24.21	2/28/2021	–	–	–	–
Dexanne B. Clohan, M.D.
	9,000	–	–	23.35	4/24/2016	44,330	783,311	11,228	198,399
	12,000	–	–	23.19	3/2/2017	–	–	23,980	423,727

(1)

All options shown above, other than options with expiration dates of November 17, 2015 or expiration dates prior to 2014, vest in three equal annual installments beginning on the first anniversary of the grant date. Options with expiration dates of November 17, 2015 were granted under the Company’s now-expired Key Executive Incentive Program and vested according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. Options with expiration dates prior to 2014 vested in four equal annual installments beginning on the first anniversary of the grant date. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)

All share amounts shown in this column are restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2009-2010 performance period, except Mr. Coltharp’s share amount representing a one-time award issued in connection with his hiring of time-based restricted stock that vests in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The market value calculation is as of December 31, 2011 and uses the closing price on that date, $17.67.

(5)

The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the number of shares earned over the 2010-2011 performance period but not determined until February 2012, which shares shall be restricted until January 2, 2013. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2011-2012 performance period on both the normalized earnings per share and total stockholder return objectives. The actual number of restricted shares earned at the end of the 2011-2012 performance period may differ. Mr. Coltharp did not receive PSU awards in 2010, the year of his arrival.

(6)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2011 by the number of shares set forth in the preceding column.

Options Exercised and Stock Vested in 2011

The following table sets forth, as of December 31, 2011, information concerning the exercise of options and the vesting of shares for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	*	*	194,161	4,067,673
Douglas E. Coltharp	*	*	1,642	43,267
Mark J. Tarr	*	*	25,372	531,543
John P. Whittington	*	*	25,372	531,543
Dexanne B. Clohan, M.D.	*	*	9,101	196,642

* Did not exercise any stock options in 2011.

Equity Compensation Plans

The following table sets forth, as of December 31, 2011, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued Upon Exercise		Weighted Average Exercise Price(1)	Securities Available for Future Issuance

Plans Approved by Stockholders	5,337,677	(2)	$20.41	9,000,000	(3)
Plans Not Approved by Stockholders	1,197,159	(4)	23.15	1,204,100	(5)

Total	6,534,836		21.63	10,204,100

(1)	This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.

(2)	This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.

(3)	This amount represents the number of shares available for future equity grants under the Amended and Restated 2008 Equity Incentive Plan approved by our stockholders in May 2011.

(4)

This amount includes (a) 45,100 and 1,039,623 shares issuable upon exercise of stock options outstanding under the 2002 Non-Executive Stock Option Plan and the 2005 Equity Incentive Plan, respectively, and (b) 112,436 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.

(5)

These shares are available for issuance as of December 31, 2011 under the 2002 Non-Executive Stock Option Plan. However, this plan expired in January 2012 with no further issuances, so these shares are no longer available for issuance.

2008 Equity Incentive Plan

The 2008 Equity Incentive Plan, or the “2008 Plan,” provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.

The 2008 Plan now has an expiration date of December 31, 2020. Any awards outstanding under the 2008 Plan at the time of its termination will remain in effect in accordance with their terms. As of December 31, 2011, the maximum number of shares that could be issued in connection with previously granted but unvested performance-based and market condition restricted stock is 1,907,366. As of December 31, 2011, the aggregate number of shares of common stock available for issuance in connection with new awards under the 2008 Plan is 9,000,000 shares, subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2008 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

1995 Stock Option Plan

The 1995 Stock Option Plan, or the “1995 Plan,” provided for the grant of nonqualified options to purchase shares of our common stock to our directors, executives and other key employees as determined by the board of directors or the compensation committee in accordance with the terms of the 1995 Plan and evidenced by an award agreement with each participant. The 1995 Plan expired in June 2005. Some option awards remain outstanding and are fully vested. The awards outstanding at the time of its termination shall continue in effect in accordance with their terms. The outstanding option awards have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring.

2004 Amended and Restated Director Incentive Plan

The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination shall continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the compensation committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Some option awards remain outstanding and are fully vested. Awards granted under the 2005 Plan at the time of its termination shall continue in effect in accordance with their terms. The outstanding option awards have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring.

2002 Non-Executive Stock Option Plan

The 2002 Non-Executive Stock Option Plan, the “2002 Plan,” provided for the grant of nonqualified options to purchase shares of our common stock to our employees who were not directors or executive officers. The 2002 Plan expired in January 2012, but some option awards remain outstanding. The awards outstanding at the time of its termination shall continue in effect in accordance with their terms. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally were at the discretion of the compensation committee of our board of directors. However, no options are exercisable beyond ten years from the date of grant and granted options generally vest in periods of up to five years depending on the type of award granted. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring.

Deferred Compensation

Retirement Investment Plan

Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.

Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match a minimum of 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.

Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.

Nonqualified Deferred Compensation Plan

We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” in 2008 in order to allow deferrals above what is limited by the IRS. All of our named executive officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.

Our named executive officers and other eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to a maximum match of 3% of the participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2011. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.

Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.

The following table sets forth information as of December 31, 2011 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jay Grinney	146,208	71,950	19,082	(5)	–	603,683
Douglas E. Coltharp	–	–	–		–	–
Mark J. Tarr	50,127	15,038	(3,047	) (6)	–	62,118
John P. Whittington	124,879	20,619	32,480	(7)	–	862,670
Dexanne B. Clohan, M.D.	224,670	7,762	(16,121	) (8)	–	418,407

(1)

All amounts in this column are included in the 2011 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $88,516 for Mr. Grinney and $79,273 for Mr. Whittington included in the 2010 amounts, in the Summary Compensation Table on page 47.

(2)	All amounts in this column are included in the 2011 amounts represented as “All Other Compensation” in the Summary Compensation Table on page 47.

(3)	No amounts in this column are included, or are required to be included, in the Summary Compensation Table on page 47.

(4)

Other than the amounts reported in this table for 2011, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $43,451 for Mr. Grinney, $141,300 for Mr. Whittington, and $55,990 for Dr. Clohan.

(5)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Vanguard Total Bond Market Index, and PIMCO Real Return D.

(6)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): American Funds Growth Fund of America R4 and Mainstay Large Cap Growth R1.

(7)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Columbia Acorn Z, Europacific Growth R4, Stratton Small Cap Value American Funds, PIMCO Real Return D, PIMCO Total Return D, Schwab S&P 500 Index, and Eaton Vance Large Cap Value A.

(8)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): American Funds Growth Fund of America R4, American Funds Europacific Growth R4, Oakmark Equity & Income, PIMCO Real Return D, Vanguard Midcap Index Institutional, Schwab S&P 500 Index, Columbia Acorn Z, Mainstay Large Cap Growth R1, and PIMCO Total Return D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved in advance by the disinterested members of the board of directors:

•	transactions between the Company and any related party in which the related party has a material direct or indirect interest;

•	employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and

•

any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.

Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.

Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.

Transactions with Related Persons

Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Conduct which can be found on our website at http://investor.healthsouth.com.

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock and 6.50% Series A Convertible Perpetual Preferred Stock as of March 7, 2012 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of either class of our equity securities, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and named executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243.

Name	Preferred Shares Beneficially Owned (1)		Common Shares Beneficially Owned (1)		Percent of Class (2)

Certain Beneficial Owners
BlackRock, Inc.	-		8,392,382	(3)	- | 8.8%
FMR LLC	50,040	(4)	7,787,683	(4)	12.5% | 8.1%
T. Rowe Price Associates, Inc.	-		6,385,390	(5)	- | 6.7%
Invesco Ltd.	54,630	(6)	4,780,117	(7)	13.7% | 5.0%
Advent Capital Management, LLC	20,052	(8)	-		5.0% | -

Management
Edward A. Blechschmidt	-		52,749		*
John W. Chidsey	-		60,669		*
Dexanne B. Clohan, M.D.	-		97,153	(9)	*
Douglas E. Coltharp	-		20,196	(10)	*
Donald L. Correll	-		41,679		*
Yvonne M. Curl	-		39,416		*
Charles M. Elson	-		45,439		*
Jay Grinney	-		2,004,384	(11)	2.1%
Jon F. Hanson	-		100,376	(12)	*
Leo I. Higdon, Jr.	-		39,849		*
John E. Maupin, Jr.	-		41,841		*
L. Edward Shaw, Jr.	-		59,942		*
Mark J. Tarr	-		339,887	(13)	*
John P. Whittington	-		284,635	(14)	*
All current directors and named executive officers as a group (14 people)	-		3,228,215	(15)	3.3%

*Less than 1%.

(1)

According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)

The percentage of beneficial ownership is based upon 95,600,498 shares of common stock and 400,000 shares of preferred stock outstanding as of March 7, 2012. Those shares of preferred stock were convertible at the option of the holders into an aggregate of 13,114,760 shares of common stock, provided that, at our election, we may deliver cash in lieu of some or all of the shares otherwise deliverable.

(3)

Based on a Schedule 13G/A filed with the SEC on February 10, 2012, BlackRock, Inc. (parent holding company/control person), on behalf of a group including BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A. and BlackRock International Limited reported that, as of December 31, 2011, the group is the beneficial owner of 8,392,382 shares, with sole voting and investment power for 8,392,382 shares. This holder is located at 40 East 52nd Street, New York, New York 10022.

(4)

Based on a Schedule 13G/A filed with the SEC on February 14, 2012, FMR LLC (parent holding company/control person), Mr. Edward C. Johnson, III and members of Mr. Johnson’s family, which together as a group may represent a controlling group with respect to FMR LLC, reported, as of December 31, 2011, voting and investment power as follows: through Fidelity Management & Research Company (investment adviser) – sole investment power for 5,157,864 shares (includes 878,951 shares resulting from the assumed conversion of 26,808 shares of preferred stock); through Pyramis Global Advisors, LLC (investment advisor) – sole investment power for 656,033 shares

(includes 652,033 shares resulting from the assumed conversion of 19,887 shares of preferred stock) (also includes 654,333 shares for which this group has sole voting power); and through Pyramis Global Advisors Trust Company (bank) – sole investment power for 1,949,886 shares (includes 109,673 shares resulting from the assumed conversion of 3,345 shares of preferred stock)(also includes 1,702,120 shares for which this group has sole voting power). These filers are located at 82 Devonshire Street, Boston, Massachusetts 02109. The two Pyramis entities are located at 900 Salem Street, Smithfield, Rhode Island, 02917. FMR LLC also included in its share ownership total, but disclaimed beneficial ownership of, 23,900 shares owned by FIL Limited. FIL Limited is located at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(5)

Based on a Schedule 13G/A filed with the SEC on February 8, 2012, T. Rowe Price Associates, Inc. and an affiliate reported, as of December 31, 2011, voting and investment power as follows: T. Rowe Price Associates, Inc. (investment adviser) – sole voting power for 943,070 shares and sole investment power for 6,385,390 shares; and T. Rowe Price Mid-Cap Value Fund, Inc. (investment company) – sole voting power for 5,364,100 shares (such shares are included in the investment adviser’s total). For purposes of the reporting requirements under the Exchange Act, Price Associates is deemed to be a beneficial owner of the securities above; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. These holders are located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Preferred stock ownership based on holdings reported on Bloomberg Finance L.P. on February 21, 2012.

(7)

Common stock ownership based on a Schedule 13G/A filed with the SEC on February 7, 2012, Invesco Ltd. (parent holding company/control person /investment adviser) on behalf of its subsidiaries, Invesco Advisers, Inc., Invesco National Trust Company, Invesco PowerShares Capital Management, and Stein Roe Investment Counsel, Inc. (investment advisers) reported, as of December 31, 2011, sole voting for 4,742,450 and sole investment power for 4,780,117 shares. The Schedule 13G/A does not report ownership of any of our preferred stock, so the number of shares of our common stock included in the table above for this holder does not include the preferred shares described in footnote 6 above. This holder is located at 1555 Peachtree Street NE, Atlanta, GA 30309.

(8)	Based on holdings reported on Bloomberg Finance L.P. on February 21, 2012. This holder is located at 1271 Avenue of the Americas, 45th Floor, New York, NY 10020.

(9)	Includes 21,000 shares issuable upon exercise of options.

(10)	Includes 7,834 shares issuable upon exercise of options.

(11)	Includes 1,166,998 shares issuable upon exercise of options.

(12)	Includes 10,000 shares issuable upon exercise of options, 12,200 shares held in trust over which Mr. Hanson has investment power, and 6,000 shares held by his spouse.

(13)	Includes 210,696 shares issuable upon exercise of options.

(14)	Includes 139,003 shares issuable upon exercise of options.

(15)	Includes 1,555,531 shares issuable upon exercise of options.

We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and, if any, beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors and executive officers, that, during fiscal 2011, our directors and executive officers timely filed all reports that were required to be filed under Section 16(a).

EXECUTIVE OFFICERS

The following table lists all of our executive officers. Each of our executive officers will hold office until his successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Jay Grinney	61	President and Chief Executive Officer; Director	5/10/2004
Douglas E. Coltharp	50	Executive Vice President and Chief Financial Officer	5/6/2010
Mark J. Tarr	50	Executive Vice President and Chief Operating Officer	10/1/2007
John P. Whittington	64	Executive Vice President, General Counsel and Corporate Secretary	10/19/2006
Edmund M. Fay	45	Senior Vice President and Treasurer	3/1/2008
Andrew L. Price	45	Chief Accounting Officer	10/22/2009
Dexanne B. Clohan, M.D.	62	Chief Medical Officer	4/24/2006
Cheryl B. Levy(1)	53	Chief Human Resources Officer	2/24/2011

(1)

Ms. Levy has been the principal human resources officer since March 15, 2007. However, in connection with increased responsibilities, the Company designated Ms. Levy an executive officer effective February 24, 2011.

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with officers of HealthSouth acting solely in their capacities as such.

Executive Officers Who Are Not Also Directors

Douglas E. Coltharp—Executive Vice President and Chief Financial Officer

Mr. Coltharp was named executive vice president and chief financial officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. Mr. Coltharp currently serves as a member of the board of directors of Under Amour, Inc.

Mark J. Tarr—Executive Vice President and Chief Operating Officer

Mr. Tarr was named executive vice president of our operations on October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993, and has held various management positions with us, including serving as a president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.

John P. Whittington—Executive Vice President, General Counsel and Corporate Secretary

Mr. Whittington was named executive vice president, general counsel and corporate secretary on October 19, 2006, having served as interim general counsel and corporate secretary since July 26, 2006. Prior to joining us, Mr. Whittington was a partner of the law firm Bradley Arant Boult Cummings LLP, which is based in Birmingham, Alabama. He chaired the Restructuring and Reorganization Practice Group at Bradley Arant from 1990 to 2005. He served as an adjunct professor at Cumberland School of Law, Samford University, located in Birmingham, Alabama from 1990 to 2006. He has also served as a member of the Dean’s Advisory board at Cumberland School of Law since 2004. He is a member of the Birmingham Bar Association, Alabama State Bar, and American Bar Association. Mr. Whittington currently serves as the lead independent director of Congoleum Corporation (privately held).

Edmund M. Fay—Senior Vice President and Treasurer

Mr. Fay joined HealthSouth in 2008 as senior vice president and treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions, senior vice president and senior treasury officer, from 2001 to 2008. Prior to 2001, he also held vice president positions at Wachovia Corporation for asset and liability management and at J.P. Morgan & Company, Inc. for global treasury and capital management.

Andrew L. Price—Chief Accounting Officer

Mr. Price was named chief accounting officer in October 2009 and has held various management positions with us since joining HealthSouth in June 2004 including senior vice president of accounting and vice president of operations accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Dexanne B. Clohan—Chief Medical Officer

Dr. Clohan, a board-certified physical medicine and rehabilitation physician, was named chief medical officer on April 24, 2006. From 2002 to 2006, Dr. Clohan served as Medical director, national accounts, for Aetna, Inc., and from 1998 to 2002, she served as a medical director for Aetna and its predecessor Prudential Healthcare. In these roles, she represented one of the largest national health insurance companies to practicing physicians and to large employers with responsibilities ranging from quality and accreditation to benefit design consultation. Dr. Clohan’s prior experience includes her clinical practice at an inpatient rehabilitation hospital in Southern California and her service in health policy and advocacy positions, including director of congressional affairs for the American Medical Association. She currently serves on the Evidence Based Practice Committee of the American Academy of Physical Medicine and Rehabilitation, which has the responsibility for strategic oversight of the Academy’s quality efforts. She also co-chairs the Quality Task Force of the American Medical Rehabilitation Providers Association and is active in other professional associations. Dr. Clohan serves on the boards and the executive committees of the Foundation for Physical Medicine and Rehabilitation and the Arthritis Foundation, Southeast Region.

Cheryl B. Levy—Chief Human Resources Officer

Ms. Levy has served as principal human resources officer since March 15, 2007. Prior to joining us, Ms. Levy served as the national director, human resources/recruiting, for KPMG LLP, where she advised clients in such diverse areas as recruitment, compensation, benefits, training, development and employee relations from 1999 to 2007. Prior to joining KPMG, she held senior executive human resources positions at several health services companies including Preferred Care Partners Management Group, LP, a large skilled nursing facility company in Texas.

GENERAL INFORMATION

Other Business

We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.

Annual Report to Stockholders

A copy of our annual report to stockholders for the fiscal year ended December 31, 2011 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2011 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2011 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Voting Assistance

If you have any questions, or need assistance in voting your shares, please contact:

Broadridge Financial Solutions, Inc.

Telephone: 1-866-450-8471

Proposals for 2013 Annual Meeting of Stockholders

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2013 annual meeting of stockholders must be received by us no later than the close of business on December 3, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2013 proxy statement and form of proxy.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 5, 2013 and not later than February 4, 2013; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

All stockholder proposals must be in the form set forth in Section 2.9 of our Bylaws and must be addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: corporate secretary. Section 2.9 of our Bylaws requires, among other things, that the proposal must set forth:

(1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made such person;

(3) the class or series and number of shares of our capital stock which are owned beneficially or of record by that person or persons and any affiliate or associate;

(4) the name of each nominee holder of all shares of our capital stock owned beneficially and the number of such shares of stock held by each nominee holder;

(5) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(6) whether and the extent to which any other transaction, agreement, arrangement or understanding has been made by or on behalf of that person or persons, or any affiliate or associate, that would mitigate loss to, or to manage risk or benefit of price changes for, that person or persons, or any affiliate or associate, or increase or decrease the voting power or pecuniary or economic interest of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(7) a description of all agreements, arrangements or understandings between that person or persons, or any affiliate or associate, and any other person or persons (including their names) in connection with the proposal and any material interest of the other person or persons, or any affiliate or associate, in the business being proposed, including any anticipated benefits;

(8) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(9) any other information relating to that person or persons that would be required to be disclosed in a proxy statement with respect to the proposed business to be brought by such person before the annual meeting.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Section 2.9 of our Bylaws so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results

To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including Adjusted EBITDA and our leverage ratio. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions.

We believe the leverage ratio and Adjusted EBITDA are measures of our ability to service our debt and our ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. Our credit agreement includes a maximum leverage ratio financial covenant which allows us to deduct up to $75 million of cash on hand from consolidated total debt.

We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 8, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”). These covenants are material terms of the credit agreement, and the credit agreement represents a substantial portion of our liquidity. Non-compliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms favorable to those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.

In general terms, the credit agreement definition of Adjusted EBITDA, referred to as “Adjusted Consolidated EBITDA” there, allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to or subtract from consolidated net income unusual non-cash or non-recurring items. These items have included, but may not be limited to, (1) amounts associated with government, class action, and related settlements, (2) amounts related to discontinued operations and closed locations, (3) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation and support matters discussed in Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the consolidated financial statements included in the 2011 Form 10-K, (4) stock-based compensation expense, (5) net investment and other income (including interest income), and (6) fees associated with our divestiture activities.

In accordance with the credit agreement, we have been allowed to add certain other items to the calculation of Adjusted EBITDA, and there may also be certain other deductions required. This includes net income attributable to noncontrolling interests and interest income associated with income tax recoveries, as discussed in Note 19, Income Taxes, to the consolidated financial statements included in the 2011 Form 10-K. In addition, we have been allowed to add non-recurring cash gains, such as the cash proceeds from the UBS Settlement (see Note 21, Settlements, to the consolidated financial statements included in the 2011 Form 10-K) to the calculation of Adjusted EBITDA. As these adjustments may not be indicative of our ongoing performance, they have been excluded from Adjusted EBITDA presented herein.

However, Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the 2011 Form 10-K.

Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(In Millions)
Net income	$254.6	$939.8	$128.8	$281.8	$718.7
Income from discontinued operations, net of tax, attributable to HealthSouth	(49.9)	(9.2)	(17.7)	(32.5)	(462.4)
Provision for income tax expense (benefit)	37.1	(740.8)	(2.9)	(69.1)	(325.6)
Loss on interest rate swaps	—	13.3	19.6	55.7	30.4
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7	159.3	229.2
Loss on early extinguishment of debt	38.8	12.3	12.5	5.9	28.2
Professional fees—accounting, tax, and legal	21.0	17.2	8.8	44.4	51.6
Gain on UBS Settlement	—	—	—	(121.3)	—
Government, class action, and related settlements	(12.3)	1.1	36.7	(67.2)	(2.8)
Net noncash loss on disposal of assets	4.3	1.4	3.4	2.0	7.3
Depreciation and amortization	78.8	73.1	67.6	78.9	71.3
Impairment charges, including investments	—	—	1.4	2.4	15.1
Stock-based compensation expense	20.3	16.4	13.4	11.7	10.6
Net income attributable to noncontrolling interests	(45.9)	(40.8)	(34.0)	(29.4)	(65.3)
Other, including impairments	—	0.2	0.4	—	0.4

Adjusted EBITDA	$466.2	$409.6	$363.7	$322.6	$306.7

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(In Millions)
Net cash provided by operating activities	$342.7	$331.0	$406.1	$227.2	$230.6
Provision for doubtful accounts	(21.0)	(16.4)	(30.7)	(23.0)	(28.5)
Professional fees—accounting, tax, and legal	21.0	17.2	8.8	44.4	51.6
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7	159.3	229.2
UBS Settlement proceeds, gross	—	—	(100.0)	—	—
Equity in net income of nonconsolidated affiliates	12.0	10.1	4.6	10.6	10.3
Net income attributable to noncontrolling interests in continuing operations	(47.0)	(40.9)	(33.3)	(29.8)	(31.1)
Amortization of debt discounts and fees	(4.2)	(6.3)	(6.6)	(6.5)	(7.8)
Distributions from nonconsolidated affiliates	(13.0)	(8.1)	(8.6)	(10.9)	(5.3)
Current portion of income tax expense (benefit)	0.6	2.9	(7.0)	(72.8)	(330.4)
Change in assets and liabilities	49.9	2.8	(2.1)	50.6	5.5
Net premium paid on bond issuance/redemption	22.8	—	—	—	—
Change in government, class action, and related settlements liability	(8.5)	2.9	11.2	7.4	171.4
Cash provided by operating activities of discontinued operations	(9.1)	(13.2)	(5.7)	(32.5)	(3.3)
Other, including realized losses (gains) on sales of investments	0.6	2.0	1.3	(1.4)	14.5

Adjusted EBITDA	$466.2	$409.6	$363.7	$322.6	$306.7

For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.4 million and resulted primarily from net debt payments, including the optional redemption of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2008, net cash used in investing activities was $40.0 million and resulted primarily from capital expenditures, including expenditures associated with development activities, and net settlement payments related to an interest rate swap offset by proceeds from asset disposals, including our corporate campus. Net cash used in financing activities during the year ended December 31, 2008 was $176.0 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s perpetual preferred stock, offset by proceeds from the issuance of common stock.

For the year ended December 31, 2007, net cash provided by investing activities was $1,184.5 million and resulted primarily from the proceeds from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions. Net cash used in financing activities during the year ended December 31, 2007 was $1,436.6 million and resulted primarily from net debt payments primarily using the net proceeds from the divestitures discussed above.

We also use adjusted free cash flow as an analytical indicator to assess our performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate our capacity to reduce debt and pursue development activities. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2011 Form 10-K for the GAAP measures of cash flows from operating, investing, and financing activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(In Millions)

Net cash provided by operating activities	$342.7	$331.0	$406.1	$227.2	$230.6
Impact of discontinued operations	(9.1)	(13.2)	(5.7)	(32.5)	(3.3)

Net cash provided by operating activities of continuing operations	333.6	317.8	400.4	194.7	227.3
Capital expenditures for maintenance	(50.8)	(37.9)	(33.2)	(41.5)	(22.4)
Net settlements on interest rate swaps	(10.9)	(44.7)	(42.2)	(20.7)	0.1
Dividends paid on convertible perpetual preferred stock	(26.0)	(26.0)	(26.0)	(26.0)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(44.2)	(34.4)	(32.6)	(33.4)	(23.4)
Non-recurring items:
UBS Settlement proceeds, less fees to derivative plaintiffs’ attorneys	—	—	(73.8)	—	—
Net premium paid on bond issuance/redemption	22.8	—	—	—	—
Cash paid for professional fees—accounting, tax, and legal	21.0	17.2	15.3	18.2	51.6
Cash paid for government, class action, and related settlements	5.7	2.9	11.2	7.4	171.4
Income tax refunds related to prior periods	(7.9)	(13.5)	(63.7)	(89.4)	(457.7)

Adjusted free cash flow	$243.3	$181.4	$155.4	$9.3	$(79.1)

HEALTHSOUTH CORPORATION 3660 GRANDVIEW PARKWAY SUITE 200 BIRMINGHAM, AL 35243

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce paper waste and the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42032-P21266	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HEALTHSOUTH CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	John W. Chidsey	06)	Jon F. Hanson
	02)	Donald L. Correll	07)	Leo I. Higdon, Jr.
	03)	Yvonne M. Curl	08)	John E. Maupin, Jr.
	04)	Charles M. Elson	09)	L. Edward Shaw, Jr.
	05)	Jay Grinney
								For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012.							☐	☐	☐

								For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
3.	An advisory vote to approve executive compensation.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, mark here. (see reverse for instructions)							☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M42033-P21266

HEALTHSOUTH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

THURSDAY, MAY 3, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John P. Whittington and Mark J. Tarr, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock and 6.50% series A convertible perpetual preferred stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 3, 2012, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side and FOR Proposals 2 and 3. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed on the other side)